UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
LKQ CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 25, 2025

Dear Fellow Stockholder:

You are cordially invited to participate in the Annual Meeting of Stockholders of LKQ Corporation to be held on May 7, 2025 at 2:00 p.m. Central Time. This year's Annual Meeting will be conducted exclusively online in a virtual meeting format, allowing stockholders to listen, vote and submit questions conveniently from their own home or remote location.

This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm, to hold an advisory vote on executive compensation and to hold an advisory vote on one shareholder proposal if properly presented at the meeting. We also plan to review the status of the Company’s business after the conclusion of the business portion of the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,

/s/ GUHAN SUBRAMANIAN	/s/ JUSTIN JUDE	/s/ RICK GALLOWAY
Guhan Subramanian	Justin Jude	Rick Galloway
Chairman of the Board	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2025

Notice is hereby given that the 2025 Annual Meeting of the Stockholders of LKQ Corporation will be held in a virtual-only format, solely by means of remote communication, on May 7, 2025 at 2:00 p.m., Central Time. Stockholders may attend and participate in the 2025 Annual Meeting by logging in at www.virtualshareholdermeeting.com/LKQ2025. The purpose of our 2025 Annual Meeting is to:
1.Elect 11 directors for the ensuing year (until their successors are elected and qualified or until their earlier death, resignation or removal);
2.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025;
3.Hold an advisory vote on named executive officer compensation;
4.Hold an advisory vote on one shareholder proposal if properly presented at the meeting; and
5.Transact such other business as may be properly brought before the 2025 Annual Meeting or any adjournment or postponement of the 2025 Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 25, 2025, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.

You can vote virtually during the 2025 Annual Meeting or by proxy if you were a stockholder of record on March 11, 2025. Whether or not you plan to participate, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in the enclosed Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2025 Annual Meeting.

By Order of the Board of Directors

/s/ MATTHEW MCKAY
Matthew McKay
Senior Vice President - General Counsel and Corporate Secretary
March 25, 2025

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2025
i

ii

INTRODUCTION

We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2025 (the “2025 Annual Meeting”) or any adjournment or postponement thereof. In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries, and the words “Board” or “Board of Directors” means the board of directors of LKQ Corporation.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation and Human Capital Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”).

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Wednesday, May 7, 2025

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) and this Proxy Statement are available at: https://materials.proxyvote.com/501889.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2025 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 25, 2025.

Access to the Audio Webcast of the 2025 Annual Meeting

The live audio webcast of the 2025 Annual Meeting will begin promptly on Wednesday, May 7, 2025, at 2:00 p.m., Central Time. Online access to the audio webcast will open 10 minutes prior to the start of the 2025 Annual Meeting to allow time for you to log-in and test your device's audio system. We encourage you to access the meeting in advance of the designated start time.

To be admitted to the virtual 2025 Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/LKQ2025 using the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form mailed or made available to stockholders entitled to vote at the 2025 Annual Meeting.

Beginning 10 minutes prior to, and during, the 2025 Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.

Purpose of the Meeting

The purpose of the 2025 Annual Meeting is to vote on the following:
1.    The election of 11 directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal);
2.    The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025;
3.    The approval, on an advisory basis, of named executive officer compensation;
4.    To hold an advisory vote on one shareholder proposal if properly presented at the 2025 Annual Meeting; and

5.    The transaction of any other business properly brought before the 2025 Annual Meeting or any adjournment or postponement of the 2025 Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on March 11, 2025, the record date, will be entitled to notice of and to vote at the 2025 Annual Meeting or any adjournment or postponement of the meeting. As of March 11, 2025 (the latest practicable date prior to mailing of this Proxy Statement), there were 258,553,115 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.

Beginning 10 minutes prior to, and during, the 2025 Annual Meeting, the list of our stockholders of record will be available for viewing by stockholders for any purpose germane to the meeting at www.virtualshareholdermeeting.com/LKQ2025. In addition, information on how to obtain access to the list of stockholders of record entitled to vote at the 2025 Annual Meeting for any purpose germane to the meeting will be available for a period of ten days ending on the day before the 2025 Annual Meeting by following the instructions on our website at https://investor.lkqcorp.com under the heading “Stockholder Meeting.” Stockholders submitting any such request will be asked to include the 16-digit control number found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials previously mailed or made available to stockholders entitled to vote at the 2025 Annual Meeting.

How You Can Vote

You may vote before the meeting in one of the following three ways:

By Internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 6, 2025.

By Telephone

Call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 6, 2025.

By Mail

If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

If you vote before the 2025 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your properly executed proxy card or voting instruction form or use internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”

You may vote during the meeting by participating in the meeting at www.virtualshareholdermeeting.com/LKQ2025. Instructions for voting during the meeting will be on the website.

How the Board Recommends that You Vote

The Board of Directors unanimously recommends that you vote:
•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 - Election of our Board of Directors;
•FOR Proposal No. 2 - Ratification of the appointment of our independent registered public accounting firm; and
•FOR Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers.
The Board of Directors makes no recommendation on your vote with regard to Proposal No. 4 - Advisory shareholder proposal if properly presented at the meeting.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:
•Submitting another proper proxy with a more recent date than that of the proxy first given by following the internet or telephone voting instructions or completing, signing, dating and returning a proxy card;
•Sending written notice of revocation to our Corporate Secretary; or
•Attending the 2025 Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by the broker, bank or other nominee.

Quorum Requirement

The presence at the 2025 Annual Meeting, virtually or represented by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2025 Annual Meeting. Our Bylaws provide the “broker non-votes” and “abstentions” are counted as present in person or represented by proxy in determining whether a quorum is present for the transaction of business at the 2025 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote Required

For Proposal No. 1 - Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election (such as we currently expect to be the case at the 2025 Annual Meeting), each director will be elected by a vote of the majority of the votes cast with respect to that director. Our Bylaws provide that a majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against,” or withheld with respect to, that director’s election. Our Bylaws provide that “broker non-votes” and “abstentions” are not treated as “votes cast” in determining whether a director is elected at the 2025 Annual Meeting. “Broker non-votes” and “abstentions” therefore have no effect on whether a nominee will be elected. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the eleven directors receiving the largest number of “for” votes will be elected. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

In an uncontested election (such as we currently expect to be the case at the 2025 Annual Meeting), a nominee who does not receive a majority of the votes cast "for such nominee's election" will not be elected. Our Majority Voting Policy requires each nominee nominated for election as a director by the Board of Directors to tender, promptly following the annual meeting at which he or she is elected, a resignation that will be effective upon (i) the failure to receive the required vote at a future meeting at which they face re-election and (ii) the Board of Director’s acceptance of such resignation. Accordingly, only an incumbent director that does not receive a majority of the votes cast “for” such nominee’s election at the 2025 Annual Meeting will have resigned pursuant his or her previously tendered resignation, subject to the Board of Director’s acceptance of such resignation. Under our Majority Voting Policy, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders their resignation will not participate in the recommendation of the Governance/

Nominating Committee or the decision of the Board of Directors with respect to their resignation.

The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from a director ceasing to be a member of the Board of Directors as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are included in the Company's filings on the SEC website at www.sec.gov.

For Proposals No. 2, 3, and 4, you may vote “for,” “against” or “abstain” with respect to each proposal. Proposals 2, 3 and 4 will be decided by the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy. Proposals No. 3 and 4 are advisory votes only. Abstentions are considered both as having “voting power” and being “present” with respect to the vote of stockholders required for Proposals No. 2, 3 and 4. Thus, an abstention from voting on any of Proposals No. 2, 3 and 4 has the same legal effect as a vote against that proposal. Broker non-votes are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority. Brokers do not have discretionary authority as to “non-routine” matters, which includes Proposals No. 1, 3 and 4. Accordingly, we only expect “broker non-votes,” if any, with respect to Proposals No. 1, 3 and 4. Any such “broker non-votes” are not considered as having “voting power” and therefore will have no effect on whether the requisite vote of stockholders has been obtained with respect to Proposals No. 1, 3 and 4.

We have appointed Broadridge Financial Solutions as our master tabulator of election. It will determine whether a quorum is present and will tabulate all votes cast at our 2025 Annual Meeting.

Discretionary Voting

We currently are not aware of any business to be acted upon at the 2025 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2025 Annual Meeting, or any adjournment or postponement of the 2025 Annual Meeting occurs, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment.

The 2025 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2025 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2025 Annual Meeting. We currently do not intend to seek an adjournment of the 2025 Annual Meeting.

Submitting Questions at the Annual Meeting; Rules of Conduct

Beginning 10 minutes prior to, and during, the 2025 Annual Meeting, you can view our Agenda and the Rules of Conduct for the 2025 Annual Meeting, and submit questions, at www.virtualshareholdermeeting.com/LKQ2025. The Rules of Conduct will also be available during the 2025 Annual Meeting at https://investor.lkqcorp.com under the heading “Stockholder Meeting.”

After the business portion of the 2025 Annual Meeting concludes and the meeting is adjourned, we will hold a question and answer session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the 2025 Annual Meeting, as time permits and in accordance with our Rules of Conduct for the 2025 Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness and efficient use of the Company’s resources, we will respond to no more than two questions from any single stockholder.

Replay

A webcast playback of the 2025 Annual Meeting will be available to the public at www.virtualshareholdermeeting.com/LKQ2025 within approximately 24 hours after the completion of the meeting.

PROPOSAL NO. 1

ELECTION OF OUR BOARD OF DIRECTORS

Governance Highlights

Board Evaluations	Our Board regularly evaluates individual board member performance and overall board and committee performance and practices and takes action to enhance and strengthen board functioning.
Board Leadership
To support effective board oversight, we have different persons in the roles of Chairman of the Board and Chief Executive Officer, and we have independent committee chairs. The Company plans to continue to utilize this board oversight structure through the date of our Annual Meeting of Stockholders in May 2026.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our Company and its business and to demonstrate strong financial reporting practices.
Board Independence	10 of our 11 board nominees are independent; the Audit Committee, Compensation and Human Capital Committee, Finance Committee and Governance/Nominating Committee consist entirely of independent directors.
Stock Ownership Guidelines	We have stock ownership guidelines for our directors and executive officers to further align their interests with those of our stockholders.
No Pledging or Hedging of Company Securities	Under our insider trading policy, our directors and executive officers are prohibited from pledging or hedging our Company’s securities.
Board Refreshment and Board Quality	Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. The Board has added 4 new independent directors since July 2024. Our Board also considers whether our public disclosures effectively convey the strength and quality of our Board and board practices. We also provide strong new director orientation programs and on-going director education and tutorials and encourage our directors to attend continuing education programs.
Annual Director Elections	All directors are elected annually for one-year terms.
Majority Voting for Director Elections	Our Bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Proxy Access	We have implemented proxy access, which permits an eligible stockholder to nominate and include in our proxy materials director nominees (subject to the requirements specified in our Bylaws).

Introduction -- An Overview of LKQ's Mission and How Our Board Composition Is Aligned with Our Strategy

Our mission is to be the leading global value-added and sustainable distributor of vehicle parts and accessories by offering our customers the most comprehensive, available and cost-effective selection of parts and service solutions while building strong partnerships with our employees and the communities in which we operate. Achieving our mission requires superior performance across numerous specialties. LKQ currently has operations in North America, Europe and Taiwan. We have attempted to include nominees to our Board of Directors that have the relevant experiences, qualifications, attributes and skills to help support our mission. The following matrix provides information regarding the experiences, qualifications, attributes and skills of our nominees. The matrix does not encompass all the experiences, qualifications, attributes and skills of our nominees, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill with respect to any of our nominees does not mean the nominee in question would be unable to contribute to the decision-making process in that area. We believe that our nominees' diverse experiences, qualifications, attributes and skills will enhance the quality and effectiveness of the deliberations and decision-making by our Board.

LKQ Board of Directors (in reverse order of tenure)	Michael Powell	Sue Gove	James Metcalf	Andrew Clarke	Justin Jude (CEO)	Xavier Urbain	Patrick Berard	Meg Divitto	John Mendel	Jody Miller	Guhan Subramanian
Governance Criteria
Independent Director	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓
Experiential Criteria
Executive Leadership		✓	✓	✓	✓	✓	✓	✓	✓	✓
Automotive Industry	✓	✓	✓		✓			✓	✓	✓
Digital Technology		✓			✓		✓	✓		✓
Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Treasury/Capital Allocation/Corporate Development		✓	✓	✓	✓	✓	✓	✓		✓
Finance/Accounting/Auditing		✓		✓		✓					✓
Government Relations/Regulatory								✓	✓	✓	✓
Human Capital Management/Compensation		✓			✓	✓	✓	✓	✓	✓
Corporate Governance		✓	✓	✓		✓	✓			✓	✓
International Experience		✓	✓	✓		✓	✓	✓	✓
Supply Chain/Logistics		✓	✓	✓	✓	✓	✓		✓
Risk Assessment and Management	✓	✓	✓	✓	✓	✓	✓	✓
Investor Relations		✓	✓	✓		✓	✓		✓		✓
Other Information
Other Current Public Company Boards	0	1	2	1	0	0	1	0	0	1	0
Age	59	66	67	54	49	68	71	53	70	67	54
Tenure (years)	0.1	0.1	0.3	0.7	0.9	5.3	5.5	6.6	6.6	6.6	12.2
Born Outside of the United States						✓	✓				✓

Nominees

Eleven directors are to be elected at the 2025 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2026 (until their successors are elected and qualified or until their earlier death, resignation or removal). All the nominees are serving as directors as of the date of this Proxy Statement. Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these 11 nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected at the 2025 Annual Meeting.

On December 11, 2024, Dominick Zarcone informed the Company of his decision to retire and not to stand for re-election at the 2025 Annual Meeting. Mr. Zarcone will continue to serve as a director until immediately prior to the 2025 Annual Meeting.

On February 5, 2025, the Company entered into a cooperation agreement with Ancora Catalyst Institutional, LP, Engine Capital, LP and certain of their affiliates. Pursuant to the cooperation agreement, the Company appointed Ms. Gove and Mr. Powell to the Board of Directors, effective as of February 5, 2025. The cooperation agreement provides for customary director replacement procedures in the event either Ms. Gove or Mr. Powell cease to serve as a director under certain circumstances as specified in the cooperation agreement.

On February 13, 2025, Blythe McGarvie notified the Company of her decision to decline to be nominated for re-election to the Company’s Board of Directors. Ms. McGarvie will continue to serve as a Director of the Company until immediately prior to the 2025 Annual Meeting.

Due to the departures of both Mr. Zarcone and Ms. McGarvie effective immediately prior to the 2025 Annual Meeting, the Board of Directors adopted resolutions reducing the number of directors constituting the whole Board of Directors to 11 effective as of immediately following the departures of Mr. Zarcone and Ms. McGarvie. Accordingly, at the 2025 Annual Meeting, you will be asked to vote in favor of the election of each of the 11 nominees presented below.

Biographical information concerning our 11 nominees is presented below.

Patrick Berard

Background and Prior Experience: In February 2023, Mr. Berard joined the board of directors of thyssenkrupp AG, a publicly traded German industrial engineering and steel production multinational conglomerate. Mr. Berard was the Chief Executive Officer and Director from July 2016 through August 2021 of Rexel Group, a Paris-based worldwide company in the professional multichannel distribution of electrical products and services for the energy world. He joined Rexel in 2003 as Senior Vice President of Rexel France, becoming Senior Vice President for Southern Europe (France, Italy, Spain and Portugal) in 2007, and then assuming additional responsibility for Belgium and Luxembourg in 2013. He was appointed Senior Vice President Europe in 2015. Before joining Rexel, Mr. Berard held a variety of leadership positions for European businesses including CEO of Pinault Bois & Matériaux (a distributor of building materials) from 2002 to 2003, Chief Operating Officer at Antalis (a distributor of paper and packaging solutions) from 1999 to 2001, Group Vice-President of Europe and a member of the Executive Committee of Kodak Polychrome Graphics (a manufacturer of graphic arts printing equipment) from 1988 to 1999, Strategic Development Director for Industry and Engineering at Thomson SARL in 1987, and seven years as a consultant with McKinsey & Company. Mr. Berard holds a PhD in economics from the University of Grenoble.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Berard should serve as a director of LKQ include his leadership skills and operational experience most recently through his Chief Executive Officer position at Rexel Group. The Board and LKQ expect to continue to benefit in particular from his deep knowledge of the distribution industry and his experience leading global companies with an emphasis on operations in Europe. Through his leadership positions, Mr. Berard has also gained relevant experience in the areas of digital technology, mergers and acquisitions, corporate governance and investor relations.

Andrew C. Clarke

Background and Prior Experience: Mr. Clarke has over 25 years of experience in the transportation industry. Mr. Clarke currently serves on the board of Element Fleet Management, a TSX-listed global leader in the fleet management industry. Mr. Clarke previously served as the Chief Financial Officer of C.H. Robinson, Inc., a Nasdaq-listed corporation and one of the world's largest third-party logistics providers, a position he held from 2015 to 2019. From 2007 to 2013, Mr. Clarke was the Chief Executive Officer of Panther Expedited Service, Inc., a premium logistic provider that focuses on automotive, life sciences, governmental and manufacturing segments. From 2000 to 2006, Mr. Clarke served in various executive roles, including as Senior Vice President and Chief Financial Officer, at Forward Air Corporation, a Nasdaq-listed, diversified transportation services corporation. Mr. Clarke holds a Master of Business Administration from the University of Chicago Booth School of Business and a BSBA from Washington University in St. Louis.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Clarke should serve as a director of LKQ include his significant logistics industry experience, as well as his extensive leadership, operational, and financial experience. In addition, he has served on publicly-traded companies as a board member and has considerable experience with corporate governance matters. Further, Mr. Clarke's business experience as a public company Chief Financial Officer qualifies him as an audit committee financial expert.

Meg A. Divitto

Background and Prior Experience: Ms. Divitto co-founded The Mobility Collaboration Corp. in 2020, which focuses on the future of mobility and the accompanying business models. Since May 2013, she also has been the principal of Divitto Design Group, a consulting company that serves start-ups and start-overs and engages in design thinking in the Internet of Things (IoT) arena. Prior thereto, she worked for IBM Corporation from September 2002 until she retired in 2015, in a variety of senior executive roles, including most recently as Group Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program). As a strong technology executive in these roles, she was responsible for strategy creation and implementation, product development, business transformation and managing large P&L’s with an average size being $1B. Ms. Divitto also held executive roles with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Director in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on product design, delivery and P&L management; and with General Motors as a System Engineer from June 1989 to June 1994. Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.S. in Engineering Management from the University of Michigan.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. Divitto should serve as a director of LKQ include her extensive experience in the automotive industry and other industrial companies, in particular relating to connected vehicle and other advanced technologies and product design, not limited but including engine design and connected car technology. In her various senior executive roles in IBM and Motorola, she also has been responsible for other areas relevant to LKQ’s business, including P&L Management, operational performance across geographies, digital technology and strategy development. In addition, Ms. Divitto has been involved in oversight of foreign operations, which is valuable to the Board of Directors in its efforts to manage LKQ’s global footprint.

Sue Gove

Background and Prior Experience: Ms. Gove has served as Founder and President of Excelsior Advisors, LLC, a retail consulting and advisory firm, since 2014. In March 2025, Ms. Gove joined the board of directors of Parkland Corporation, a TSX-listed international fuel distributor, marketer, and convenience retailer. From 2019 to 2023, Ms. Gove served in several roles at Bed Bath & Beyond, including as a Board member for her full tenure, President and Chief Executive Officer from 2022 to 2023, and Interim Chief Executive Officer in 2022. Prior to that, Ms. Gove served as a Senior Advisor of Alvarez & Marsal, a global professional services firm, from 2017 to 2019. She also previously served as Chief Executive Officer of Vitamin World USA Corporation, a carve out of NBTY Inc., a retailer of vitamins and nutritional supplements, from 2015 to 2016. Prior to that, Ms. Gove served as Chief Operating Officer and Chief Financial Officer of Golfsmith International, a specialty retailer of golf equipment, apparel and accessories from 2008 to 2012, where she then served as President and Chief Executive Officer from 2012 to 2014. Prior to these roles, Ms. Gove began her career at Zale Corporation, America’s largest specialty jewelry retailer, where she served in numerous senior leadership positions through 2006, including Vice President of Operations, Senior Vice President of Strategic Planning, Treasurer, Chief Financial Officer, and Executive Vice President and Chief Operating Officer. She currently serves on the board of Multimedia Group, Inc. d/b/a Jewelry Television, and she previously served on the boards of the following companies: AutoZone, Inc., Bed Bath and Beyond, Inc., Conn’s, Inc., IAA, Inc., Iconix Brand Group, Inc., Logitech International S.A., RealTruck, Inc., and Tailored Brands, Inc. Ms. Gove holds a B.B.A in Accounting from the University of Texas McCombs School of Business.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. Gove should serve as a director of LKQ include her background as a chief executive officer, chief operating officer, and chief financial officer, which provides the Board with significant executive and senior leadership experience in finance, operations, marketing, and strategy. Ms. Gove also has extensive experience serving on the boards of directors of other public companies, allowing her to offer the Board valuable expertise in governance and best practices for a public company on a global scale.

Justin L. Jude

Background and Prior Experience: Mr. Jude became President and Chief Executive Officer in July 2024. Prior to this role, Mr. Jude was our Executive Vice President and Chief Operating Officer from January 2024 to June 2024 and Senior Vice President of Operations – Wholesale Parts Division from July 2015 to December 2023. Mr. Jude has been with us since February 2004 in various roles, including from March 2008 to February 2011 as Vice President – Supply Chain, from February 2011 to May 2014 as Vice President – Information Systems (North America), and from June 2014 to July 2015 as President of Keystone Automotive Operations, Inc., our specialty automotive business.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Jude should serve as a director of LKQ include the experience Mr. Jude gained serving as our President and Chief Executive Officer since July 2024 and his extensive experience and knowledge regarding the operations of our company and the industry in which we operate. He has been with our company for more than 20 years and has been involved in our industry for almost 28 years. This experience and knowledge make Mr. Jude a key contributor to the deliberations of the Board of Directors. In addition, Mr. Jude is the primary management liaison to the Board of Directors in his position as our Chief Executive Officer.

John W. Mendel

Background and Prior Experience: Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution. Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004. He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Mendel should serve as a director of LKQ include his career in the automotive industry with significant experience in areas directly relevant to LKQ, including operations, sales, marketing, service, product planning and distribution. His relevant experience also includes strategy work relating to automotive technology, government relations, and executive compensation and planning. Mr. Mendel had significant exposure to the international markets, which provides insights for LKQ’s foreign operations. He also has previous and current public company board experience.

James S. Metcalf

Background and Prior Experience: Mr. Metcalf previously served as Chairman and Chief Executive Officer of Cornerstone Building Brands, Inc. (“Cornerstone”), a North American building products manufacturer, from 2018 until his retirement as CEO in September 2021 and as Chairman in March 2022. He joined Cornerstone in 2017 as a non-employee director when it was known as NCI Building Systems, Inc. Prior to joining Cornerstone, he held various roles at USG Corporation, a leading manufacturer of wallboard and building products, including serving as its President and Chief Executive Officer from January 2011 and its Chairman from December 2011 until his retirement from USG in November 2016. He is currently serving as a board member of both Ferguson Enterprises Inc., a value-added distributor serving the specialized professional in the North American construction market, and Gibraltar Industries, Inc., a leading manufacturer and provider of products and services for the residential, renewable energy, agtech and infrastructure markets. He also currently serves on the Board of Trustees of the Naval War College Foundation. He previously served on the boards of the following formerly public companies: Cornerstone Building Brands, Inc., NCI Building Systems, Inc., Tenneco Inc., USG Corporation, and Molex Inc. He earned a Master of Business Administration from Pepperdine University and a BA in Criminal Justice and Pre-Law from The Ohio State University.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Metcalf should serve as a director of LKQ include his significant experience as both a public company chief executive officer and board member. Mr. Metcalf's specific background brings to LKQ executive leadership capabilities, including strategic planning, operational excellence, investor relations, and corporate governance.

Jody G. Miller

Background and Prior Experience: Until 2023, Ms. Miller served as Chief Executive Officer of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she co-founded in 2007. Business Talent Group was acquired by Heidrick & Struggles in April 2021 and operates as a wholly-owned subsidiary. Ms. Miller served as a Senior Advisor to Business Talent Group and Heidrick & Struggles from January 1, 2023 through December 31, 2023. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration; from 1990 to 1992, she was a White House Fellow at the Department of the Treasury; and from 1986 to 1987, she was the chief legal advisor to Governor Richard Riley in South Carolina. Since April 2020, Ms. Miller has served on the board of directors of Howmet Aerospace, Inc., a global provider of advanced engineering solutions for the aerospace and transportation industries. Ms. Miller was a member of the board of directors of Capella Education Company, a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc. She also served on the board of directors of TRW, a global supplier of automotive systems and components to OEMs, from 2005 until its sale in 2015. She also served on the boards of the Drucker Institute and Peer Health Exchange until 2023. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. Miller should serve as a director of LKQ include her executive officer positions and her service on the board of a company with significant interests in the automotive space. Her executive experience brings insights to LKQ regarding operations, digital technology, corporate development, capital allocation and human resource management. Ms. Miller also can provide guidance regarding LKQ’s government affairs matters as a result of her public sector experience in the White House, the Department of the Treasury and as chief legal advisor to the Governor of South Carolina. In addition, she brings corporate governance insights with her service on public company governance committees.

Michael S. Powell

Background and Prior Experience: Mr. Powell is an experienced insurance professional, having most recently served as Claims Process General Manager of Progressive Corporation, one of the largest auto insurers in North America, from 2022 to 2024. Prior to that, Mr. Powell held several leadership positions during his time at Progressive Corporation, including as Central Zone Claims General Manager from 2017 to 2022, Claims Physical Damage Business Leader from 2015 to 2017, Business Leader of the Claims Training and Project Management Organization from 2012 to 2015, Claims Senior Process Director from 2003 to 2012, and General Manager in Progressive’s Iowa location from 1999 to 2001. Mr. Powell holds a B.S. in Business Administration from Morningside University and an M.B.A. from Drake University.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Powell should serve as a director of LKQ include his significant leadership experience at one of the largest auto insurers in North America. Mr. Powell’s unique and relevant industry expertise will allow him to offer the Board valuable insights regarding LKQ's business.

Guhan Subramanian

Background and Prior Experience: Mr. Subramanian has served as Chairman of the Board of Directors of LKQ Corporation since May 2022. Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.

Xavier Urbain

Background and Prior Experience: Mr. Urbain was the Group Chief Executive Officer from January 2014 to May 2019 of Switzerland-based CEVA Logistics, a leading supply chain company that provides end-to-end design, implementation and operational solutions in freight and transportation management, contract logistics and distribution. Prior to CEVA Logistics, Mr. Urbain held leadership positions in the global third party logistics industry, as a member of the Executive Board of Switzerland based Kuehne & Nagel, as a member of the Executive Board and the Board of Directors of UK-based Hays PLC and as CEO of Hays Logistics, and as Chief Executive Officer of ACR. He has also served as Chairman of the Board of Socotec and Chairman of the Board of Caldic B.V.

Key Skillset: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Urbain should serve as a director of LKQ include his extensive experience in supply chain management and logistics, including in the automotive industry, during his tenure at CEVA Logistics. Mr. Urbain has worked for international companies and his career has been based in Europe, which we believe has provided and will continue to provide valuable insights in connection with LKQ’s European and other non-U.S. businesses. He also brings to LKQ executive leadership skills including operations, investor relations, human resources and corporate governance.

We recommend that you vote “FOR” the election of each of the nominees for director.

Nominating Process

The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.

In the broader context of the needs of the Board and how our Company, industry and business strategies evolve over time, some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. The Governance/Nominating Committee charter also includes contributing to the diversity of the Board and ability to enhance the Board as a whole on the list of competencies and personal attributes that are considered when evaluating a board candidate. In conducting this assessment, the Governance/Nominating Committee typically considers diversity, including gender, racial and ethnic diversity, age, skills, experience, including scientific, business, financial and academic backgrounds and such other factors as it deems appropriate. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes.

Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2026 Annual Meeting.”

See “Introduction -- An Overview of LKQ’s Mission and How Our Board Composition Is Aligned with Our Strategy” above and “Corporate Governance -- Succession and Refreshment” below for more discussion of these matters.

CORPORATE GOVERNANCE

LKQ is committed to high standards of corporate governance and business practices. We seek to be transparent with our stockholders regarding these matters and publicly share the guidelines and charters that govern our Board and our Board committees, which help ensure LKQ is responsible and accountable.

Corporate Governance Guidelines

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:
•Board composition, independence and membership criteria;
•Length of board service and the review process upon a change in status of a director;
•Board meeting procedures;
•Board committees, committee membership selection, and committee functions; and
•Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of governance practices and risk oversight.

Our Corporate Governance Guidelines can be found on our website at www.lkqcorp.com.

Performance Evaluation

Each year, in consultation with our Governance/Nominating Committee and the Chairman of our Board, we interview each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance, board dynamics, and the relationship with management, or we arrange for an outside firm to conduct a similar assessment. The results of such interviews are summarized and presented to the Board of Directors for discussion. In addition, the chair of each Board committee annually conducts an evaluation with the committee members of the performance and procedures of the committee. Appropriate follow-up occurs with respect to matters requiring additional consideration, including as to opportunities to enhance and strengthen the functioning of our Board committees.

Board Leadership Structure

We have different persons in the roles of Chairman of the Board and Chief Executive Officer. Mr. Subramanian has been our Chairman of the Board since May 2022. Mr. Jude has been our Chief Executive Officer since July 2024. We believe that this leadership structure is appropriate for our Company because our Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Subramanian brings to the Chairman of the Board position extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. Mr. Jude has worked in our industry for almost 28 years and adds his extensive knowledge of the operations side of our business. The Company anticipates continuing to utilize this board leadership structure. Following the meeting, we will continue to have different persons in the roles of Chairman of the Board and Chief Executive Officer. In November 2023, our Board of Directors approved a leadership succession plan pursuant to which Mr. Zarcone would retire as our President and Chief Executive Officer effective June 30, 2024. At that time, Mr. Zarcone transitioned to a position as an executive officer of the Company with the title of Executive Advisor in order to facilitate an orderly chief executive officer transition. Mr. Zarcone served in such capacity through December 31, 2024, and Mr. Jude was appointed President and Chief Executive Officer of the Company effective July 1, 2024. Mr. Zarcone will continue to serve as a director until his retirement from the Board on May 7, 2025.

Role of Board of Directors in Our Risk Management Process

We have processes in place to manage our key strategic, operational, financial and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the regular reports to the Board of such risks by our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to matters within their areas of expertise, including such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. Our Board members engage in discussions with these officers regarding their areas of expertise, including assessments of the risks relating thereto. In addition, our Corporate Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We also have a Risk Management Committee (“RMC”) composed of key members of management including our business units. The purpose of the RMC is to identify and prioritize enterprise-wide strategic risks, assign owners to such risks and track remediation efforts. The RMC periodically reports its findings to the Board of Directors.

The Board of Directors, in coordination with the Audit Committee of the Board and the RMC, also oversees the Company’s programs for monitoring the Company’s information security status. The Company’s cybersecurity policies, standards, processes and practices are fully integrated into the Company’s operations and are based on recognized frameworks established by the International Organization for Standardization, the National Institute of Standards and Technology and other applicable industry standards. In general, the Company seeks to address cybersecurity risks through a comprehensive, cross-functional approach that is focused on preserving the confidentiality, integrity and availability of the information that the Company collects and stores and maintaining access to critical systems by identifying, preventing and mitigating cybersecurity threats and effectively responding to cybersecurity incidents when they occur. The Company regularly engages third parties to perform assessments on our cybersecurity measures, including information security maturity assessments, audits and independent reviews of our information security control environment and operating effectiveness. The Company’s Chief Information Security Officer presents quarterly reports to the Audit Committee and a formal report to the Board of Directors at least annually covering the security threat landscape, security incidents affecting the Company and the readiness of the Company’s security program. Several members of the Board have experience in the digital technology area and are thus particularly suited to overseeing the Company’s information security matters. The Company carries a global cyber liability insurance policy that we believe is appropriate for our Company’s risk.

Board Oversight of Strategy and Sustainability

Oversight of the Company’s strategic planning process is a key responsibility of the Board. In this regard, the Board conducts an annual comprehensive review of our strategic plans and reviews our overall business. Discussion topics include, but are not limited to, our mission and values; competitive position of our existing businesses; potential new or expanded lines of business; potential geographic expansion; key industry trends and evolving technologies, which may impact the demand for our products and services; financial trends and outlook; capital allocation; talent management; regulatory environment; and matters related to our sustainability initiatives. Discussions about the Company’s strategy and execution are also undertaken by the Board committees. This process enables the Board to assess the Company’s strategy over the short, intermediate and long term.

The Compensation and Human Capital Committee of the Board provides oversight relating to the Company’s programs and policies relating to community involvement, culture and human capital topics. The Governance/Nominating Committee of the Board has responsibility for overseeing the Company’s other sustainability initiatives. As part of its oversight role, the Governance/Nominating Committee directed management to prepare an annual Corporate Sustainability Report addressing the Company’s commitment to responsible sustainability practices. Our Corporate Sustainability Report for 2024 is scheduled to be released in the second quarter of 2025.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Mr. Jude) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. The Board determined that Mr. Jude is not independent due to his status as a current executive officer of the Company.

Director Attendance

The Board held five meetings during fiscal 2024. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At its meetings, the independent members of the Board sometimes hold executive sessions without management present. Five executive sessions were held in 2024.

We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2024.

Director Stock Ownership Guidelines

The Board has established stock ownership guidelines that provide that each non-employee director is expected to hold a minimum of at least the number of shares equal in value to five times the annual cash board service retainer and that such ownership amount be obtained within five years after first becoming subject to the guidelines. Until the expected level of ownership is achieved, each director must retain at least 50% of the net after-tax shares from equity compensation vesting. Unvested RSUs and deferred RSUs count toward meeting the ownership requirements. All current directors meet the ownership guidelines. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

Code of Ethics

We have adopted a Code of Ethics, which sets forth guidance for employees to make appropriate ethical decisions. Our Code of Ethics covers topics such as use of company assets, bribery and corruption, conflicts of interest, discrimination, harassment, health and safety, privacy and data protection, protecting confidential information and reporting Code of Ethics violations. The Code of Ethics reflects our commitment to acting with a high level of integrity and providing guidance for reporting complaints in the event of alleged violations of our policies, including through an anonymous global line. A copy of the Code of Ethics can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

Insider Trading Policies and Procedures

We have adopted and maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of Company securities that are applicable to the Company itself, all of our directors, officers and employees of the company and all members of their immediate families and households. Our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. Our insider trading policy prohibits our directors, officers and employees from trading in Company securities while in possession of material, nonpublic information. Our insider trading policy also prohibits our directors, officers and employees from disclosing material, nonpublic information of the Company to others, unless such disclosure is made in accordance with the Company’s policies regarding the protection and external disclosure of information regarding the Company. In addition, directors, officers and certain other designated persons of the Company are required to obtain approval in advance of engaging in transactions in Company securities and comply with additional trading restrictions. This summary of our insider trading policies and procedures does not purport to be complete and is qualified in its entirety by reference to our insider trading policy, a copy of which can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Pledging/Hedging

The Company’s policies prohibit directors from pledging our common stock or engaging in hedging transactions involving our common stock.

Succession and Refreshment

Our Board of Directors is committed to effective board succession planning and refreshment, using processes such as board self-evaluations, board refreshment discussions, and consideration of the annual slate of board nominees by our Governance/Nominating Committee and by our Board of Directors. As a result of these different processes, over the years, directors have decided (for personal or professional reasons) or have been asked (for reasons related to their ongoing contributions to the Board and the Company) not to stand for re-election at the next annual meeting of stockholders.

Committees of the Board

Our Board has four standing committees. They are the Audit Committee, the Compensation and Human Capital Committee, the Finance Committee, and the Governance/Nominating Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. Effective as of August 19, 2024, the Board dissolved the Regulatory Advisory Committee. Prior to such dissolution, the committee included Ms. Divitto, who served as the chairperson, Mr. Jude, Ms. Miller, and Mr. Zarcone.

Because of the ongoing Board refreshment, the dissolution of the Regulatory Advisory Committee in August 2024, and the establishment of the Finance Committee in February 2025, the composition of the Company’s committees changed throughout 2024 and in early 2025. Prior to his retirement in May 2024, Mr. Holsten served on the Regulatory Advisory Committee. In August 2024, Ms. Divitto was appointed to the Audit Committee; Ms. Miller was appointed to the Compensation and Human

Capital Committee; and Mr. Clarke was appointed to the Audit Committee and the Compensation and Human Capital Committee. Effective February 5, 2025, the Company established the Finance Committee and Mr. Clarke, as chairperson, Ms. Gove, Mr. Mendel, Mr. Powell, and Mr. Urbain were appointed to the committee. Effective February 21, 2025, Mr. Clarke was appointed chairperson of the Audit Committee. Effective March 5, 2025, Mr. Berard moved from the Compensation & Human Capital Committee to the Audit Committee; Mr. Clarke was removed from Compensation & Human Capital Committee; Ms. Divitto moved from the Compensation & Human Capital Committee to the Governance/Nominating Committee; Ms. Gove was appointed to the Compensation & Human Capital Committee; Mr. Mendel was removed from the Audit Committee; Mr. Metcalf was appointed to the Compensation & Human Capital Committee and the Governance/Nominating Committee; Mr. Powell was appointed to the Audit Committee; and Mr. Urbain was removed from the Compensation & Human Capital Committee.

The current membership of the committees is set forth in the table below.

Name	Audit Committee	Compensation and Human Capital Committee	Finance Committee	Governance/Nominating Committee
Patrick Berard	Member	—	—	Member
Andrew C. Clarke	Chair	—	Chair	—
Meg A. Divitto	Member	—	—	Member
Sue Gove	—	Member	Member	—
Blythe J. McGarvie	Member	—	—	Member
John W. Mendel	—	Chair	Member	—
James S. Metcalf	—	Member	—	Member
Jody G. Miller	—	Member	—	Chair
Michael S. Powell	Member	—	Member	—
Xavier Urbain	Member	—	Member	—

The functions of each committee are described below.

Audit Committee

The Audit Committee’s functions include selecting, appointing and evaluating our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; overseeing the activities of our Corporate Audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our code of ethics; providing oversight for all matters related to the security of and risks related to information technology systems and procedures and cybersecurity; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review our annual and quarterly reports and earnings releases prior to their issuance. All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Mr. Clarke satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met eight times during 2024.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans and may not delegate any of these functions except to our Chief Executive Officer to grant limited equity awards (not to exceed (i) $200,000 in grant date value to an individual and (ii) $2,000,000 in grant date value in the aggregate in any calendar year) to employees who are non-executive officers. The compensation of our executive officers (except with respect to the Chief Executive Officer's own compensation) is determined through a process involving our Chief Executive Officer and our Compensation and Human Capital Committee. Our Compensation and Human Capital Committee determines the compensation of our Chief Executive Officer after considering recommendations from our outside compensation consultant (F.W. Cook). Our Chief Executive Officer typically proposes the compensation of the remaining executive officers. The Compensation and Human Capital Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation and Human Capital Committee concerning executive compensation. All of the Compensation and Human Capital Committee members are independent as defined in Nasdaq's listing standards. The Compensation and Human Capital Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation and Human Capital Committee met four times during 2024.

Finance Committee

The Finance Committee is an advisory committee responsible for making recommendations to the Board of Directors regarding the Company’s capital allocation strategy and business portfolio. The Finance Committee was established on February 5, 2025.

Governance/Nominating Committee

The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors, for periodically reviewing non-employee director compensation, and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq's listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met four times during 2024.

Regulatory Advisory Committee

Prior to its dissolution in August 2024, the responsibilities of the Regulatory Advisory Committee were to monitor and oversee: (i) legislative and regulatory issues and strategy in the countries that have or could have a significant effect on the Company, and (ii) the Company's efforts to anticipate, respond to and take advantage of technological changes that may impact our industry, competitors, customers or suppliers. The Regulatory Advisory Committee met three times during 2024.

Stockholder Communications with the Board of Directors

Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 5846 Crossings Boulevard, Antioch, Tennessee 37013, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Compensation and Human Capital Committee Interlocks and Insider Participation

Board members who served on the Compensation and Human Capital Committee in 2024 were Patrick Berard, Andrew Clarke, Meg Divitto, John Mendel, Jody Miller, and Xavier Urbain. Mr. Mendel served as the Chairperson of the Compensation and Human Capital Committee. The Compensation and Human Capital Committee determines the compensation of our executive officers. None of these persons is or was formerly an executive officer or employee of the Company or had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our officers has served on the board or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our Compensation and Human Capital Committee.

There are no family relationships among any of our directors and executive officers.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Fees

The Board intends to set director compensation levels near the market median relative to director compensation at companies of comparable size, industry and scope of operations in order to ensure directors are paid competitively and fairly for their time commitment and responsibilities. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate and as part of such review, regularly engages F.W. Cook to provide information and advice on such matters. The Board conducted such a review in May 2024 and benchmarked our director compensation practices against the same peer group of companies used in executive compensation comparisons (see page 30). The Board determined that the findings from the review as provided from F.W. Cook indicated that our director compensation levels were aligned with the peer group median, and the program structure was aligned with market and best practice, and thus, no changes were made. Following is a summary of the director compensation program:
•Retainer-only cash compensation with no fees for attending meetings (which is an expected part of board service), with additional retainers for special roles such as Chairman of the Board and committee chairs and members to recognize their incremental time and effort. Cash compensation in 2024 for our non-employee directors consisted of the following:
◦annual cash board service retainer of $105,000;
◦additional annual cash retainers for serving on committees of the Board:
▪$40,000 for the chair and $15,000 for each of the other members of the Audit Committee;
▪$30,000 for the chair and $10,000 for each of the other members of the Compensation and Human Capital Committee;
▪$25,000 for the chair and $10,000 for each of the other members of the Governance/Nominating Committee; and
▪$25,000 for the chair and $10,000 for each of the other members of the Regulatory Advisory Committee (until such committee was dissolved).
•Significant portion of total compensation in the form of full-value equity awards, for alignment with stockholders, where annual grants are based on a fixed dollar amount and the vesting period is short to avoid entrenchment. In 2024, equity compensation for non-employee directors consisted of an annual grant of restricted stock units (“RSUs”) covering a number of shares valued on the grant date at approximately $165,000. The 2024 equity grant will vest on the earlier of one year after the date of grant or the date of the next Annual Meeting, subject to continued service through the vesting date.
•Additional annual equity board service retainer of $185,000 for the Chairman of the Board in lieu of member or chair retainers for committees on which the Chairman of the Board serves.
•Meaningful stock ownership requirements equal in value to five times the annual cash board service retainer.
•Reimbursement of customary expenses incurred in connection with attending board and committee meetings, assisting with other Company business (such as meeting with potential officer and director candidates), and continuing director education.
•No special benefits or perquisites.

In 2024, Messrs. Zarcone and Jude did not receive compensation for serving as members of the Board or any of its committees because they were employee directors. Messrs. Zarcone's and Jude's compensation for their service as employees is discussed under "Executive Compensation--Compensation Discussion and Analysis" and "Executive Compensation--Compensation Tables."

We maintain a voluntary deferred compensation plan for non-employee directors. Pursuant to the plan, a director may elect to defer (i) 100% of his/her equity and/or (ii) 100% of his/her cash fees. Cash fees may be deferred into a notional interest-bearing account or into deferred RSUs; equity may only be deferred into deferred RSUs.

Indemnification

Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

2024 Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2024 for each of our directors that served during 2024 (other than Messrs. Jude and Zarcone whose compensation for their service as an employee is discussed under "Executive Compensation--Compensation Discussion and Analysis" and "Executive Compensation--Compensation Tables").

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Patrick Berard (3)	$125,000	$165,043	$290,043
Andrew C. Clarke(3)	55,712	130,654	186,366
Meg A. Divitto(3)	136,344	165,043	301,387
Joseph M. Holsten	40,497	—	40,497
Blythe J. McGarvie(3)	155,000	165,043	320,043
John W. Mendel(4)	150,000	165,043	315,043
James S. Metcalf(3)	6,041	66,933	72,974
Jody G. Miller(4)	140,000	165,043	305,043
Guhan Subramanian(4)	105,000	350,021	455,021
Xavier Urbain(3)	130,000	165,043	295,043
(1)    The amounts represent cash fees. Ms. Miller and Mr. Clarke deferred their fees into deferred RSUs.

(2)    The amounts represent the aggregate grant date fair value of awards granted in 2024, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”) excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the average price of underlying shares on the date of grant by the number of awards granted. Messrs. Clarke and Metcalf joined the Company mid-year and, consequently, their awards were prorated. Mr. Mendel, Ms. Miller and Mr. Subramanian deferred the equity that they were granted in May 2024 into deferred RSUs. For Mr. Subramanian, the amount presented includes $165,043 for the annual award and $184,978 for the additional annual award for his service as the Chairman of the Board.

(3)    As of December 31, 2024, the following non-employee directors held the following unvested equity awards: Mr. Berard, 3,709 RSUs; Mr. Clarke, 2,919 RSUs; Ms. Divitto, 3,709 RSUs; Ms. McGarvie, 3,709 RSUs; Mr. Metcalf, 1,741 RSUs; and Mr. Urbain, 3,709 RSUs.

(4)    As of December 31, 2024, the following non-employee directors held the following unvested deferred equity awards: Mr. Mendel, 3,709 deferred RSUs; Ms. Miller, 3,709 deferred RSUs; and Mr. Subramanian, 7,867 deferred RSUs.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2025. The primary responsibility of Deloitte is to audit and express an opinion on our financial statements and our internal controls over financial reporting.

Deloitte has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time. We believe that the long tenure of Deloitte as our auditor is beneficial to our Company because, among other reasons, it enhances the quality of the audit due to the firm’s historical knowledge and thorough understanding of our business, accounting practices and internal controls over financial reporting. At the same time, the Audit Committee is mindful of the risks of Deloitte’s long tenure and carefully monitors Deloitte’s performance, fee structure and any issues bearing on the independence of the firm.

Although ratification is not required by our Bylaws or otherwise by applicable law, our Board of Directors is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

Audit Fees and Non-Audit Fees

The following table summarizes the fees and expenses of Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and other services for the periods indicated, all of which were approved by the Audit Committee as described below.

	2024	2023
Audit Fees	$8,622,000	$8,704,350
Audit-Related Fees	$156,500	$23,290
Tax Fees	$1,529,280	$3,696,600
All Other Fees	$275,000	$—
Total Audit and Non-Audit Fees	$10,582,780	$12,424,240

For 2024 and 2023, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits. Audit-related services primarily consisted of special purpose audits, assistance with acquisition due diligence and certain agreed upon procedures. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $103,800 and $177,800 in 2024 and 2023, respectively. All Other Fees included fees for sustainability assurance readiness consultation services during the year ended December 31, 2024.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees and related fee structure for such services and (ii) a report to the committee on a periodic basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte will be available at the 2025 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2025 Annual Meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2025.

Report of the Audit Committee

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2024. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte. The Audit Committee also considered whether the provision of non-audit services by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates was compatible with maintaining Deloitte’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2024.

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 25, 2025):
Andrew C. Clarke (Chair)
Patrick Berard
Meg A. Divitto
Blythe J. McGarvie
Michael S. Powell
Xavier Urbain

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans. We currently hold our say-on-pay vote every year and anticipate that the next vote will occur at our next annual meeting.

Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation and Human Capital Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. At our 2024 annual meeting of stockholders, the say-on-pay vote on the compensation of our named executive officers for 2023 received the support of approximately 96% of the votes cast. We view this as an indication of our stockholders’ positive view of our executive compensation program. We believe that our compensation policies and decisions align executive compensation with our business strategy and the interests of our stockholders, and provide incentives needed to attract, motivate and retain key executives who are important to our long-term success. Accordingly, the following resolution is submitted for stockholder vote at the 2025 Annual Meeting:

“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2025 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation and Human Capital Committee, although our Compensation and Human Capital Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. We value our stockholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 4 - Shareholder Proposal

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he owns no less than 50 shares of LKQ common stock, has notified LKQ that he will present the following proposal at the Annual Meeting. In accordance with federal securities regulations, the text of the shareholder proposal and supporting statement appears below exactly as received. The contents of the proposal or supporting statement are the sole responsibility of the proponent, and we are not responsible for the content of the proposal or any inaccuracies it may contain.

Proposal 4 - Give Shareholders the Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owner of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the LKQ Corporation Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

Companies like to claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

Since a special shareholder meeting can be called to replace a director, adoption or this proposal could foster better performance by our directors.

With this widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and LKQ Corporation bylaws thus need to be updated accordingly.

Please vote yes:

Give Shareholders the Ability to Call for a Special Shareholder Meeting – Proposal 4

Board of Directors’ Response to the Shareholder Proposal

The Board of Directors has considered the proposal set forth above and has determined to make no voting recommendation with respect to the proposal to our stockholders. The proposal is advisory in nature only. If approved, this proposal would not automatically provide stockholders with the right to request special meetings, as this proposal is a non-binding recommendation to the Board to take steps necessary to amend our governing documents to provide stockholders with the right to request special meetings at a 10% ownership threshold.

WE TAKE NO POSITION AND MAKE “NO RECOMMENDATION” ON THIS PROPOSAL. PROXIES RETURNED WITHOUT VOTING INSTRUCTIONS WILL BE VOTED “ABSTAIN” ON THIS PROPOSAL.

OTHER PROPOSALS

We know of no matters to be brought before the 2025 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS

This section describes the Company’s compensation programs for our executive officers named below that were in effect for 2024 and the decisions made with respect to these programs. Our goal is to explain the details of these programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. Our named executive officers for 2024, determined as of December 31, 2024, in accordance with SEC rules and regulations, are:
•Justin Jude, President and Chief Executive Officer
•Dominick Zarcone, Former President and Chief Executive Officer
•Rick Galloway, Senior Vice President and Chief Financial Officer
•Andy Hamilton, Senior Vice President and President and Managing Director of LKQ Europe
•Matthew McKay, Senior Vice President - General Counsel & Corporate Secretary
•John Meyne, Senior Vice President and President of Wholesale – North America
Executive Summary

Leadership Transitions

As previously announced, Dominick Zarcone retired as the Company’s President and Chief Executive Officer effective June 30, 2024. Upon his retirement, Mr. Zarcone transitioned to a position as an executive officer of the Company with the title of Executive Advisor in order to facilitate an orderly chief executive officer transition. He served in such capacity through December 31, 2024. Effective July 1, 2024, Justin Jude, the Company’s then Executive Vice President and Chief Operating Officer, was appointed President and Chief Executive Officer.

Target Total Direct Compensation Mix

In 2024, approximately 85% of our current President and Chief Executive Officer’s target total direct compensation opportunity (consisting of base salary, annual bonus opportunity, target Cash-Based LTI awards and the target grant date fair value of equity incentive awards) was incentive-based. In 2024, approximately 78% of our other current named executive officers’ average target total direct compensation was incentive-based.

2024 Compensation Elements

Compensation Component	Description/Purpose	2024 Highlights
Total Direct Compensation
Base Salary	•Fixed compensation element •Salary levels based on market rates, executive’s experience, responsibilities, and contribution to our development and growth	•Increases in 2024 aimed at aligning with peers
Annual Bonus
•Cash incentive designed to reward achievement of annual performance objectives
•2024 annual bonuses were based on EBITDA, EBITDA margin percentage, and free cash flow, in each case subject to pre-established adjustments. For business unit leaders, a portion of 2024 annual bonuses were based on the same corporate measures and a portion was based on similar measures at the business unit level

•Our 2024 financial results led to bonus payments equaling 22.9% (Corporate), 17.3% (Wholesale - North America) and 80.0% (Europe) of target under each of the Corporate, Wholesale - North America, and Europe Programs, respectively

Cash Long-Term Incentive (“LTI”) Award
•Cash incentive designed to reward multi-year performance, and promote retention of key talent
•For each of the 2022-2024, 2023-2025 and 2024-2026 performance periods, each executive is eligible to earn from 0 to 200% of their target award based on the Company’s adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and return on invested capital (“ROIC”), each measured as an average over the three-year performance period, in each case subject to pre-established adjustments
•For each of the performance periods the percentage of target achieved based on financial results may be increased or decreased by up to 10% based on performance against multi-year sustainability goals

•For the 2022-2024 performance period, financial goal achievement resulted in an earned amount of 27.6% of target
•This earned amount was increased by 5% based on certain performance against the Company's sustainability goals, which resulted in a payout of 29.0% of target

Performance-Based Restricted Stock Units (PSUs)
•Share-based incentive designed to align the interests of management with those of our stockholders, reward multi-year performance, and promote retention of key talent
•In 2022, 2023 and 2024, executives were granted two types of units (“PSU-1s” and “PSU-2s”) that will be converted to a number of common shares, subject to achievement of performance goals, as well as the executive’s continued employment over the vesting period
◦PSU-1s generally vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive adjusted diluted EPS during any fiscal year within five years from the date of grant
◦PSU-2s may be earned from 0 to 200% of the target number of shares based on the Company's adjusted diluted EPS for the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period, in each case subject to pre-established adjustments

•Because positive adjusted diluted EPS was achieved for 2024, one-third of the PSU-1s granted in 2024 vested, and the remaining portion will vest over the next two years subject to continued service
•For the 2022-2024 performance period, goal achievement resulted in a payout of 27.6% of target for the PSU-2s granted in 2022

Additional Benefits	Description/Purpose	Program Highlights
Other Compensation
Health and Welfare Benefits	•Standard health and welfare benefits to provide a level of financial support in the event of injury or illness	•Executives generally participate in the same benefits programs as other employees in their region
Retirement
•For U.S. executive officers, provide opportunities to save for retirement in a tax efficient manner
•401(k) plan with company matching contribution and supplemental deferred compensation plan to allow executive officers to contribute (and receive a company match on) amounts in excess of IRS limits
•Executives who participate in the 401(k) plan and supplemental plan do so on the same basis as all other eligible employees
Severance Protection
•Severance Policy provides financial support in the event of an involuntary termination of employment
•Change of Control agreements enable executives to objectively consider transactions that will benefit stockholders even if they would result in termination of employment
•Termination provisions in equity award agreements outline the treatment of each award under various termination scenarios
•Termination provisions in Cash Incentive Plan (CIP), which consists of our annual bonus and LTI programs, outline the treatment of cash awards under various termination scenarios

•In the event of a Change of Control, cash severance would be payable on a “double-trigger” basis, meaning the executive generally must experience a qualifying termination within 12 months before to 24 months after a Change of Control to receive benefits
•Our PSUs and RSUs have “double-trigger” vesting, meaning that vesting will accelerate based on actual or assumed achievement of the relevant performance goals as of the Change of Control only if either (a) the successor entity does not assume, convert, or replace the awards with a similar award or (b) the participant experiences a qualifying termination within 12 months before to 24 months after a Change of Control

Compensation Policies and Governance

Our executive compensation policies and practices are designed to reinforce our pay for performance philosophy and align with sound governance principles. The following chart highlights our fiscal 2024 executive compensation policies and practices:

What we do		What we don’t do
✓	The majority of our executives’ target total direct compensation is tied to performance.	✗	We do not provide golden parachute excise tax gross-ups.
✓
We require executive officers and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

		✗	We do not provide “single-trigger” cash severance upon a Change of Control.
✓
Our equity awards include meaningful restrictive covenants (e.g., non-competition, non-solicitation of customers and employees, etc.) that, if violated, would result in forfeiture of: (i) unvested awards, (ii) shares received upon vesting of awards, and (iii) cash proceeds received upon sale of such shares.

		✗	We do not provide “single-trigger” equity vesting upon a Change of Control.
		✗	Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.
✓	Our Compensation and Human Capital Committee is composed entirely of independent directors.	✗	We do not allow executives or directors to pledge or hedge Company stock.
✓	Our Compensation and Human Capital Committee engages an independent compensation consultant that provides no other services to the Company.
✓	We annually assess our executive compensation programs to ensure they do not create risks that are likely to have a material adverse effect on our Company.
✓	Multi-year sustainability goals are a component of our cash long-term incentive awards.

Advisory Vote on Executive Compensation

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers (“say-on-pay”). At our 2024 Annual Meeting, our stockholders expressed strong support for our executive compensation program with 96% of shares voted cast in favor of approval of our compensation program for our named executive officers. The Compensation and Human Capital Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices, as well as feedback from our ongoing engagement with stockholders on a variety of issues, including executive compensation and corporate governance. No changes were made to the program in 2024 in direct response to the 2024 say-on-pay vote outcome.

Objectives of Our Compensation Programs

Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive market, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain quality management.

What Our Compensation Programs are Designed to Reward

Our compensation programs are designed to reward our executive officers for the performance of our Company and the individual performance of each executive officer. Specifically, with respect to the performance of our Company,
•Our annual bonus program is designed to reward successful performance based on EBITDA, EBITDA margin percentage and free cash flow, in each case subject to pre-established adjustments described below;
•Our cash long-term incentive program and performance-based restricted stock units (“PSU-2s”) are designed to reward adjusted diluted EPS growth, measured based on the last year of the three-year performance period, and parts & services organic revenue growth and ROIC, each measured as an average over the three-year performance period, in each case subject to pre-established adjustments described below;
•Our cash long-term incentive program includes a sustainability multiplier that may increase or decrease the percentage of target earned by up to 10% based on performance against our multi-year sustainability goals;
•Our traditional performance-based restricted stock units (“PSU-1s”) are designed to reward profitability; and
•In addition to rewarding achievement of the performance vesting requirements for our PSU-1s and PSU-2s, all of our equity awards reward long-term total stockholder return because the ultimate value of any earned awards is tied to our stock performance during the performance and vesting periods.

With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s management and leadership skills, ability to resolve challenges and to overcome obstacles, and overall contribution to our success. Individual performance is a factor in the determination of adjustments to base salary, annual bonus targets, and long-term incentive award opportunities, along with other considerations including external market data, the unique scope of each executive’s role and responsibilities, the criticality of certain positions to our success, and internal pay parity.

Executive Compensation Decision-Making

Role of the Compensation and Human Capital Committee and Management

Management provides to the Compensation and Human Capital Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation and Human Capital Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long-term cash incentive awards, equity-based awards, and any other material component of compensation or benefits. The Compensation and Human Capital Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation and Human Capital Committee receives recommendations from the President and Chief Executive Officer regarding the compensation of the other executive officers.

Role of the Compensation and Human Capital Committee’s Consultant

The Compensation and Human Capital Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation advisors. F.W. Cook reports directly to the Compensation and Human Capital Committee and does no work for management that is not under the Compensation and Human Capital Committee’s purview. The Compensation and Human Capital Committee has considered the independence of F.W. Cook based on the consideration of the factors specified in the rules of the SEC and the listing standards of The Nasdaq Stock Market, and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers.

F.W. Cook periodically conducts comprehensive reviews of our executive officer compensation programs to provide competitive context for the Compensation and Human Capital Committee's decisions on setting target pay levels and incentive program design. The reviews include a comparative analysis of our executive compensation program with the executive compensation programs of a peer group of companies. The peer group used for competitive comparisons to inform the Compensation and Human Capital Committee's decisions on setting 2024 target pay opportunities and program design was as follows:

Adient plc (ADNT)	Genuine Parts Company (GPC)
Advance Auto Parts, Inc. (AAP)	Goodyear Tire & Rubber Company (GT)
Aptiv Plc. (APTV)	Lear Corp. (LEA)
AutoZone, Inc. (AZO)	O’Reilly Automotive, Inc. (ORLY)
Beacon Roofing Supply (BECN)	Republic Services, Inc. (RSG)
BorgWarner Inc. (BWA)	United Rentals, Inc. (URI)
CDW Corp (CDW)	W.W. Grainger Inc. (GWW)
Dana Incorporated (DAN)	Watsco, Inc. (WSO)
Fastenal Company (FAST)	WESCO International, Inc. (WCC)

The peer group consisted primarily of U.S. public companies in similar industries that generally had revenues between 0.33x and 3.0x of our revenue and/or had a market capitalization between 0.33x and 3.0x of our market capitalization. The Compensation and Human Capital Committee does not target any specific percentile with regard to setting the compensation opportunities of our executive officers in comparison to the executive officers of the peer group nor does it apply a formula or assign relative weightings to specific compensation elements.

Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element

The primary elements of our compensation programs are base salaries, annual bonus awards, and long-term cash and equity incentive awards (referred to as total direct compensation). We believe that this mix of compensation elements helps us to achieve the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.

Base Salaries

Base salaries are the fixed component of each executive’s target total direct compensation opportunity. The Compensation and Human Capital Committee considers the following factors when setting the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.

The 2024 and 2023 year-end base salaries of our named executive officers are provided in the following table. Except for Messrs. Zarcone and Hamilton, the salaries of the named executive officers were increased in 2024 to align their salaries with similarly-situated executives at the peer companies. The salaries presented below are different from the amounts disclosed in the Summary Compensation Table due to mid-year increases.

Executive	2024 Salary	2023 Salary
Justin Jude (1)	$1,000,000	$650,000
Dominick Zarcone	$1,100,000	$1,100,000
Rick Galloway	$700,000	$600,000
Andy Hamilton (2)	$641,953	$621,950
Matthew McKay	$525,000	$500,000
John Meyne (3)	$600,000	$323,200
(1)    Mr. Jude’s salary increased to (i) $800,000 on January 1, 2024 in connection with his promotion to Executive Vice President and Chief Operating Officer and (ii) $1,000,000 on July 1, 2024 in connection with his promotion to President and Chief Executive Officer.
(2)    Amounts included within the tables above and that follow for 2024 are translated from Great British Pound (GBP) or Swiss Francs (CHF) to U.S. Dollars at the 2024 average exchange rates. Amounts included within the tables above and that follow for 2023 are translated from Great British Pound (GBP) to U.S. Dollars at the 2023 average exchange rates. The change in the U.S. Dollar-denominated year-end base salaries presented for Mr. Hamilton is due to fluctuations in applicable exchange rates.
(3)    Mr. Meyne's salary increased on January 1, 2024 in connection with his promotion to Senior Vice President of LKQ Corporation and President of Wholesale - North America.

Annual Bonus Awards

We offer annual bonus awards under our CIP to provide incentives for achievement of financial goals aligned with our business strategy and measured over a one-year time horizon. Each participant in the bonus program (including our named executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary earned for the year at specified threshold, target, and maximum levels of performance.

In 2024, consistent with 2023, the corporate performance measures for our executive officers’ bonuses were the Company’s EBITDA (weighted 30%), EBITDA margin percentage (weighted 30%), and free cash flow (weighted 40%), subject to pre-established adjustments as described below. The bonuses for Messrs. Jude, Zarcone, Galloway, and McKay were based entirely on the corporate performance measures. For Mr. Meyne, who in 2024 was the President of our Wholesale - North America segment, 20% of his bonus was based on these corporate performance measures, and 80% of his bonus was based on similar measures for his business segment, as shown in the Wholesale - North America program table below. For Mr. Hamilton, the President and Managing Director of our Europe segment in 2024, 20% of his bonus was based on these corporate performance measures, and 80% of his bonus was based on similar measures for his business segment, as shown in the Europe program table below.

EBITDA is defined as Segment EBITDA as presented in our public filings. EBITDA margin percentage is calculated as EBITDA divided by revenue. Free cash flow reflects net cash provided by operating activities less purchases of property, plant and equipment. All three performance measures were subject to adjustments for certain items as specified by the Compensation and Human Capital Committee at the time the bonus targets were established. For 2024, such adjustments related to currency exchange rates for all three corporate performance measures. For free cash flow, an additional adjustment was made for certain cash restructuring and transaction related expenses. The adjustments did not have a net effect on the calculated achievement for the annual bonus awards.

Bonus targets are established annually upon completion of our budget and guidance setting process and are approved by the Compensation and Human Capital Committee. Targets are based on events and circumstances as of the time that annual budgets are established and guidance is set, which may be impacted by external factors, including currency exchange rates, inflation, scrap and precious metals prices, and other external events, such as tax legislation. In some instances, based on these events and circumstances, bonus targets may be set at levels lower than the prior year actual performance. In 2024, we budgeted an increase in EBITDA dollars but a decrease in EBITDA margin percentage as a result of the full year effect of the Uni-Select acquisition in August 2023, which had a dilutive effect on overall EBITDA margin percentage. We also anticipated incremental cash outflows relative to 2023 for interest payments. As a result, the 2024 bonus target for free cash flow was set at a lower level than actual performance under the program for 2023.

The following table sets forth with respect to the 2024 annual bonus awards the threshold, target, and maximum for each of the three performance metrics referenced above along with the actual achievement. Performance below threshold for a given measure would result in no payment for that component. Performance at threshold, target, or maximum for a given measure would result in payment of 50%, 100%, or 200% of target, respectively, for that component. Performance between levels is linearly interpolated.

	Corporate Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Margin (30% Wtg.)	Free Cash Flow (40% Wtg.)
Threshold	$1,799	11.7%	$900
Target	$1,946	12.7%	$1,000
Maximum	$2,093	13.7%	$1,100

Achieved	$1,763	12.2%	$836
Payout as % of target	—%	76.4%	—%

Weighted Total	22.9%

	Wholesale - North America Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Margin (30% Wtg.)	ATWC (40% Wtg.)
Threshold	$1,048	17.0%	20.8%
Target	$1,133	17.9%	20.2%
Maximum	$1,218	18.8%	19.6%

Achieved	$989	17.1%	22.0%
Payout as % of target	—%	57.7%	—%

Weighted Total	17.3%

For purposes of the foregoing table, "Wholesale - North America Program" includes the Wholesale - North America operating segment, subject to exclusions of certain cost centers for purposes of calculating EBITDA and EBITDA margin percentage performance measures.

	Europe Program
($ in millions)	EBITDA (30% Wtg.)	EBITDA Margin (30% Wtg.)	ATWC (40% Wtg.)
Threshold	$661	10.0%	16.3%
Target	$715	10.5%	15.8%
Maximum	$769	11.0%	15.3%

Achieved	$639	9.9%	12.8%
Payout as % of target	—%	—%	200.0%

Weighted Total	80.0%

For purposes of the foregoing two tables, “ATWC” means average trade working capital, defined as the average of the trailing twelve-month trade accounts receivables, plus inventory, less payables, measured as a percent of third party revenues.

The following table sets forth with respect to the 2024 annual bonus awards each executive's bonus opportunity at target along with the earned bonus amount.

	2024 Target Bonus Opportunity		2024 Actual Bonus Earned
	% Salary	$	% of Target	$
Justin Jude	100%/150%(1)	$1,151,913	22.9%	$263,788
Dominick Zarcone	150%	$1,650,000	22.9%	$377,850
Rick Galloway (2)	75%	$506,557	22.9%	$116,002
Andy Hamilton (3)	60%	$384,743	68.6%	$263,971
Matthew McKay (4)	60%	$311,311	22.9%	$71,290
John Meyne (5)	60%	$360,000	18.4%	$66,312
(1) The target bonus percentage for Mr. Jude increased from 60% of base salary in 2023 to 100% for January 1, 2024 through June 30, 2024 (when Mr. Jude was Executive Vice President and COO) and to 150% starting July 1, 2024 (when Mr. Jude was promoted to President and CEO).
(2) The target bonus percentage for Mr. Galloway increased from 60% of base salary in 2023 to 75% of base salary in 2024 to better align his target compensation with market rates.
(3) Amounts included within the tables above and that follow for 2024 are translated from Great British Pound (GBP) or Swiss Francs (CHF) to U.S. Dollars at the 2024 average exchange rates. The target bonus percentage for Mr. Hamilton increased from 50% of base salary in 2023 to 60% of base salary in 2024 in connection to his promotion to President of Europe.
(4) The target bonus percentage for Mr. McKay was 60% in both 2023 and 2024.
(5) The target bonus percentage for Mr. Meyne increased from 40% of base salary in 2023 to 60% of base salary in 2024 in connection to his promotion to President of Wholesale - North America.

Long Term Incentive Awards

We grant performance awards each year to certain of our key employees (including our named executive officers) that are designed to reward multi-year performance, create retention incentives, and in the case of equity awards, to align the interests of recipients with those of stockholders because the realized value reflects our stockholder return. When making long-term incentive awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of equity awards granted each year.

In 2024, our long-term incentive awards to certain of our key employees (including our named executive officers) consisted of a mix of the following three grant types:
•Cash-Based LTI Awards: Cash-Based long-term incentive opportunity granted under the CIP that may be earned from 0 to 200% of the target amount, based on performance against financial metrics measured over the three-year performance period from January 1, 2024 through December 31, 2026. The financial metrics for the 2024-2026 performance period are adjusted diluted EPS for 2026 (weighted 40%), three-year average parts & services organic revenue growth (weighted 40%), and three-year average ROIC (weighted 20%), subject to pre-established adjustments as described below. The percentage of target earned based on financial performance may increase or decrease by up to 10% based on performance against our multi-year sustainability goals.
•PSU-1s: Performance-based restricted stock units granted under the Equity Incentive Plan that generally vest over a three-year period, subject to the executive’s continued employment through the date of vesting, but only if we achieve positive adjusted diluted EPS during any fiscal year within five years from the date of grant. In addition, the PSU-1s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.
•PSU-2s: Performance-based restricted stock units granted under the Equity Incentive Plan that may be earned from 0 to 200% of the target number of shares based on the same financial metrics as used for the Cash-Based LTI awards, measured over the same three-year performance period, subject to the executive's continued employment through the date of vesting. In addition to rewarding achievement of such performance objectives, the PSU-2s are aligned with stockholders' interests because the ultimate value of any earned shares depends on our total stockholder return over the performance and vesting period.
2022-2024 Cash-Based LTI

The performance measures for the 2022-2024 performance period were adjusted diluted EPS, average organic parts & services revenue growth and average ROIC, subject to pre-established adjustments as described below. ROIC is calculated as adjusted net operating profit after tax divided by average invested capital, which is defined as average stockholders’ equity plus average net debt (calculated as total debt less cash and equivalents). All three performance measures were adjusted for items specified by the Compensation and Human Capital Committee at the time the LTI targets were established. Such adjustments related to currency exchange rates (for adjusted diluted EPS only); asset impairments; restructuring and acquisition expenses; gains and losses related to acquisitions and divestitures; amortization expense of acquired intangibles; change in fair value of contingent consideration liabilities; results of discontinued operations; net income and loss attributable to noncontrolling interest; and certain other minor adjustments. Based on such adjustments, adjusted diluted EPS for 2024 was increased from $2.63 on a GAAP basis to $3.65 for the LTI calculation, average organic parts & services revenue growth for 2022-2024 was increased from 2.5% to 2.6% and average ROIC for 2022-2024 was increased from 11.9% to 13.6%. In accordance with the pre-established LTI plan provisions, the impact of acquisitions with a purchase price over $50 million completed during the Performance Period (Uni-Select and Earl Owen in 2023) were excluded from the calculation of ROIC. Additionally, pursuant to the pre-established adjustment guidelines under the CIP, the adjusted diluted EPS target range for the impact of the Uni-Select acquisition was adjusted. The organic parts & services revenue growth target was not adjusted as the Uni-Select acquisition would not impact expected organic parts & services revenue growth.

The table below sets forth the targets for these performance measures for the 2022-2024 performance period and the actual results for each component. Payouts between levels were calculated using linear interpolation. These results produced an earned amount that was 27.6% of target.

	Weighting	Threshold Goal (50% of target payout)	Target Goal (100% of target payout)	Maximum Goal (200% of target payout)	Actual Results	Payout	Weighted Payout
Adjusted Diluted EPS (3rd Year)	40.0%	$4.02	$4.52	$5.02	$3.65	0.0%	0.0%
3-Year Average Organic Parts & Services Revenue Growth	40.0%	2.0%	3.5%	5.0%	2.6%	69.0%	27.6%
3-Year Average ROIC	20.0%	14.0%	14.8%	15.5%	13.6%	0.0%	0%
					Total Payout		27.6%
The Cash-Based long term incentive awards provide that the earned percentage of target may be increased up or down by up to 10% based on performance against our multi-year sustainability goals.

For the 2022-2024 performance period, the Committee evaluated management's performance against the sustainability goals and considered Company awards received for wellness strategy in North America, the Company's recognition by Newsweek/Statista as one of 2024’s “Most Responsible Companies,” top ratings received by the Company from Sustainalytics and MSCI, completion of the Company’s first double materiality assessment, Company improvements in talent assessment processes and related organizational structure, the Company’s successful integration of new software, the Company’s completion of decarbonization presentations, and the Company’s launch of multiple sustainability-related networking programs. Based on these accomplishments, the Committee determined that the percentage of target earned based on financial performance for the Cash-Based LTI Awards would be increased by 5%, resulting in a final payout of 29.0% of target. The Summary Compensation Table on page 40 sets forth under the column entitled "Non-Equity Incentive Plan Compensation" the amounts earned and subsequently paid for the years presented with respect to our named executive officers who were participants in the plan for this period.

2024-2026 Cash-Based LTI

The performance measures for the 2024-2026 performance period are adjusted diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC in each case as defined and subject to the pre-established adjustments described above for the 2022-2024 Cash-Based LTI. The Compensation and Human Capital Committee, in establishing the target goals for the performance measures in 2024, took into consideration the effect of the potential adjustments that would be used to calculate the actual performance. The percentage of target earned based on financial performance may be increased or decreased by up to 10% based on multi-year sustainability goals. For the 2024-2026 Cash-Based LTI, sustainability goals relate to scholarships for qualified candidates, employee participation and engagement, tuition reimbursement for purposes of talent development, the Company’s carbon footprint, maintenance of a code of conduct for the Company’s suppliers, implementation of a third-party risk management process, community involvement and ethics-related training.

The table below sets forth the targets for the financial performance measures for the 2024-2026 performance period and the corresponding payout as percentages of targets.

EPS Achievement in 2026 (40% Wtg.)	3-Year Average Parts & Services Organic Revenue Growth (40% Wtg.)	3-Year Average ROIC (20% Wtg.)	Payout (% of Target)(1)
<$4.20	<2.75%	<12.00%	0%
$4.20	2.75%	12.00%	50%
$4.65	3.75%	12.75%	100%
>=$5.10	>=4.75%	>=13.50%	200%
(1)    Payout percentages are calculated based on the weighted sum of the respective actual results of each performance measure. If the actual achievement is between the goal levels shown above, the payout is linearly interpolated.

Each named executive officer’s threshold, target, and maximum award opportunity under the 2024-2026 Cash-Based LTI is set forth in the table below (excluding the impact of the sustainability modifier).

	Threshold (50%)	Target (100%)	Maximum (200%)
Justin Jude	$525,000	$1,050,000	$2,100,000
Dominick Zarcone	$725,000	$1,450,000	$2,900,000
Rick Galloway	$225,000	$450,000	$900,000
Andy Hamilton	$225,000	$450,000	$900,000
Matthew McKay	$210,000	$420,000	$840,000
John Meyne	$225,000	$450,000	$900,000

PSU-1s

The PSU-1s generally vest in equal tranches over a three-year period on each six-month anniversary of the grant date, provided that we achieve positive adjusted diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive adjusted diluted EPS, and, if positive adjusted diluted EPS is not achieved within the five years following grant, the PSU-1s are forfeited. The performance-based condition for the PSU-1s granted in 2024 was met in February 2025, and all applicable PSU-1s that had previously met the time-based vesting condition have vested and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition.

PSU-2s

The PSU-2s granted in 2024 generally vest based on the performance of the Company with respect to diluted EPS, three-year average parts & services organic revenue growth, and three-year average ROIC over the three-year performance period (January 1, 2024 through December 31, 2026), as defined and subject to pre-established adjustments as described above for the 2024-2026 Cash-Based LTI. The table above under “2024-2026 Cash-Based LTI” sets forth the targets for these performance measures for the 2024-2026 performance period and the corresponding payout as percentages of target share units. The PSU-2s granted in 2022 were subject to the same financial performance measures as the 2022-2024 Cash-Based LTI described above and consequently vested at 27.6% of target, resulting in payment of 2,088, 12,413, 1,235, 446, and 1,298 shares for Messrs. Jude, Zarcone, Galloway, Hamilton, and McKay. Mr. Meyne was not a participant in the equity portion of the 2022-2024 LTI Plan.

Policy and Procedures for Granting Equity

We typically grant equity awards annually, on the first business day following the Company's release of earnings for the previously completed fiscal year, and in other limited circumstances, such as commencement of employment, promotion, or for retention purposes. The Compensation and Human Capital Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. The Compensation and Human Capital Committee does not time the release of material nonpublic information to affect the value of executive compensation.

Other Compensation

In order to be competitive in attracting executive personnel, we provide certain other compensation to our executive officers, including matching contributions for a portion of the executive officers’ contributions to our retirement plans, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and vehicle leasing.

See the Summary Compensation Table for more information regarding these items of other compensation.

Recent Fiscal 2025 Compensation Decisions

In February 2025, the Compensation and Human Capital Committee conducted its annual executive compensation review and made fiscal 2025 compensation decisions for our continuing named executive officers. The target total direct compensation mix (i.e., the proportion of base salary, target annual cash incentive, and target long-term incentives) has been rebalanced to better align with peer group practices. The Compensation and Human Capital Committee maintained the same performance metrics for our PSU-2 program (but increased the weighting for ROIC to 40% and decreased the weighting for organic parts & services revenue to 20%). In addition, the Compensation and Human Capital Committee discontinued the cash LTI program and allocated long-term incentives 50% to PSU-1s and 50% to PSU-2s (based on target level achievement).

Retirement Plans

We have a 401(k) plan covering substantially all of our U.S. employees, including our U.S. named executive officers. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We make matching contributions equal to 100% of the portion of the participant's contributions that does not exceed 2% of the participant's eligible compensation and 50% of the portion of the participant's contributions between 2% and 6% of the participant's eligible compensation. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively. We did not make a profit sharing contribution for the 2024 plan year.

We also have a plan for highly compensated U.S. employees, or HCEs, that supplements the 401(k) plan. All of our U.S. named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plan to provide additional opportunities for retirement savings that would otherwise be restricted by IRS limits. The supplemental plan operates similarly to the 401(k) plan except that contributions by HCEs to the supplemental plan are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plan is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

The terms of the supplemental plan limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and cash long term incentive awards during the designated annual enrollment period. Participants have the choice to invest the funds in their accounts in the supplemental plan from among a specified group of investment funds. A participant must determine how much to defer (contribute) and select a distribution date for the funds in his or her account upon retirement, termination, or, prior thereto, during his or her service (i.e., an in-service distribution). For a distribution upon retirement, a participant can elect to be paid in a lump sum, or monthly or annual installments for a period of 5, 10 or 15 years. For a distribution upon termination, a participant can elect to be paid in a lump sum or over 12 monthly installments. For an in-service distribution, a participant can only receive a lump sum payment. Annual elections cannot be changed until a subsequent annual enrollment period. Hardship withdrawals may be available in the event of unforeseeable financial emergency situations. And in the event of a change in control, all accounts under the plan would be distributed according to the participants’ elections.

Severance Protection

Severance Policy

We have a Severance Policy for Key Executives (the “Severance Policy”), including all of our named executive officers. The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believe that it is in the Company's interest to have a formal Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Policy provides cash severance and other benefits in the event of a termination by the Company without “cause” or by the Covered Executive (as defined below) with “good reason”. For additional information about our Severance Policy, refer to “Potential Payments Upon Termination or Change in Control” on page 45.

Change of Control Agreements

We have Change of Control Agreements with certain of our employees, including each of our named executive officers, that provide cash severance and other benefits in the event of a qualifying termination of employment within 12 months prior to or 24 months following a Change of Control, as defined in the agreements. We provide these agreements to ensure these executives are able to objectively consider transactions that will benefit stockholders even if it is likely to result in termination of the executives' employment. The agreements have an initial term of three years and will automatically renew for a two-year period at the end of the initial term and each two-year anniversary thereafter, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect. For additional information about our Change of Control Agreements, refer to “Potential Payments Upon Termination or Change in Control” on page 45.

Compensation-Related Governance Policies

Incentive Compensation Recovery Policy

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our named executive officers, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, on and after September 1, 2023.

Stock Ownership Requirements

Each of our named executive officers is expected to hold a minimum of at least the number of shares equal in value to a multiple of his or her annual base salary as set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Until the expected level of ownership is achieved, each executive must retain at least 50% of the net-after-tax shares from equity compensation vesting. For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units including PSU-1s. However, we exclude any shares of stock that the named executive officer has a right to acquire through the exercise of stock options and any shares of stock subject to the three-year performance awards (PSU-2s). The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

POSITION	MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

Pledging/Hedging/Insider Trading

The Company’s policies prohibit our directors, officers, and employees from pledging our common stock or engaging in hedging transactions involving our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. We have adopted and maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of Company securities that are applicable to the Company itself, all of our directors, officers, including the named executive officers, and employees of the company and all members of their immediate families and households. Please see page 15 for more information on the policies and procedures.

Forfeiture of Equity Awards for Restrictive Covenant Violations

Our equity awards generally provide that our executive officers will forfeit to the Company their unvested equity awards, the shares received upon vesting of the equity awards, and the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards. The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers and employees, and improperly using our confidential information, for a specified period after the executive officer’s affiliation with us ceases.

Indemnification

Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Deductibility

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (“Code”), disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and certain other current and former highly compensated officers and employees that qualify as covered employees within the meaning of Section 162(m) of the Code. The Compensation and Human Capital Committee has not previously taken the deductibility limit imposed by Section 162(m) of the Code into consideration in setting compensation for our current and former executive officers and does not currently have any immediate plans to do so. The Compensation and Human Capital Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation and Human Capital Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our named executive officers with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718, for our stock-based awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance unit awards (including PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our named executive officers as required by the applicable SEC rules. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the option or other award.

For performance unit awards (including PSUs), stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Risks Relating to Our Compensation Policies and Practices

We annually undertake an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our Company. The analysis is performed by F.W. Cook and our management with oversight by the Compensation and Human Capital Committee of our Board of Directors. We analyze a number of potential risks including (a) the behaviors the compensation program would likely motivate, (b) the relative financial burden of the program, (c) the aspects of the program requiring judgment, (d) whether the program results in the loss of, or failure to retain, critical talent, (e) the effects of the different time horizons of our compensation components, and (f) whether the Compensation and Human Capital Committee has discretion with respect to the administration of the program. Based on that analysis, we concluded in 2024 that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation and Human Capital Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2025 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation and Human Capital Committee (as of March 25, 2025):
John W. Mendel (Chair)
Sue Gove
James S. Metcalf
Jody Miller

EXECUTIVE COMPENSATION—COMPENSATION TABLES

Summary Compensation Table

The following table includes information concerning compensation for the fiscal years ended December 31, 2024, 2023, and 2022 paid to our named executive officers and their principal position with us as of the fiscal year-end December 31, 2024:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Justin Jude	2024	$901,636	$3,150,075	$371,014	$78,461	$4,501,186
President and Chief Executive Officer	2023	$642,521	$1,410,108	$1,314,341	$71,372	$3,438,342
	2022	$614,959	$1,110,095	$1,316,067	$68,075	$3,109,196
Dominick Zarcone	2024	$1,100,000	$5,800,020	$783,570	$170,060	$7,853,650
Former President and Chief Executive Officer	2023	$1,087,534	$5,800,064	$5,133,411	$168,012	$12,189,021
	2022	$1,050,000	$5,000,075	$4,515,281	$175,536	$10,740,892
Rick Galloway	2024	$675,410	$1,350,047	$162,495	$61,986	$2,249,938
Senior Vice President and Chief Financial Officer	2023	$593,767	$1,080,021	$807,711	$55,113	$2,536,612
	2022	$437,900	$810,102	$635,578	$43,183	$1,926,763
Andy Hamilton*	2024	$641,239	$1,350,047	$285,059	$100,636	$2,376,981
Senior Vice President & President and Managing Director of LKQ Europe

Matt McKay	2024	$518,852	$1,260,061	$137,944	$56,425	$1,973,282
Senior Vice President - General Counsel & Corporate Secretary	2023	$487,534	$900,103	$787,066	$54,730	$2,229,433
	2022	$443,699	$690,006	$598,731	$54,126	$1,786,562
John Meyne**	2024	$600,000	$1,350,047	$97,718	$54,646	$2,102,411
Senior Vice President & President of Wholesale - North America

* Compensation for 2023 and 2022 for Mr. Hamilton is not disclosed because he was not a named executive officer during those fiscal years. Amounts included within the tables above and that follow for 2024 are translated from Great British Pound (GBP) or Swiss Francs (CHF) to U.S. Dollars at the 2024 average exchange rates.
**Compensation for 2023 and 2022 for Mr. Meyne is not disclosed because he was not a named executive officer during those fiscal years.
(1)    The base compensation of our executive officers is discussed beginning on page 30.
(2)    The amounts shown above represent the aggregate grant date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the average price of underlying shares on the date of grant by the number of awards granted. PSU-1s have only a single possible achievement level (target), which was the basis for the grant date fair value disclosed in the table above. PSU-2s may be earned from 0% to 200% of the target number of share units based on performance versus goals for the performance period beginning January 1, 2024 and ending December 31, 2026 and were valued based on performance at 100% of target in the table above. The following table summarizes the grant date fair value of the 2024 PSU-1 and PSU-2 awards as disclosed above and at maximum achievement levels for each executive.

	PSU-1s Grant Date Fair Value		PSU-2s Grant Date Fair Value
Name	Target	Maximum	Target	Maximum
Justin Jude	$2,100,033	$2,100,033	$1,050,042	$2,100,085
Dominick Zarcone	$3,262,505	$3,262,505	$2,537,515	$5,075,031
Rick Galloway	$900,014	$900,014	$450,033	$900,066
Andy Hamilton	$900,014	$900,014	$450,033	$900,066
Matthew McKay	$840,023	$840,023	$420,038	$840,076
John Meyne	$900,014	$900,014	$450,033	$900,066
(3)    Our Non-Equity Incentive Plan Compensation includes amounts related to our Cash-Based LTI awards and annual bonus awards. The amounts for each named executive officer for each of these award categories are set forth in the table below. The amounts shown under Cash-Based LTI Earned for 2024 are equal to the amounts earned and subsequently paid for the

2022-2024 performance period, the amounts shown under Cash-Based LTI Earned for 2023 are equal to the amounts earned and subsequently paid for the 2021-2023 performance period and the amounts shown under Cash-Based LTI Earned for 2022 are equal to the amounts earned and subsequently paid for the 2020-2022 performance period. The amounts shown under Annual Bonus Earned are equal to the amounts earned and subsequently paid for each annual performance period under our annual bonus program related to the years presented. For more information regarding our annual incentive awards, see the section entitled “Annual Bonus Awards” beginning on page 31. For more information regarding our Cash-Based LTI awards, see the section entitled “Long Term Incentive Awards” beginning on page 33.

Name	Year	Cash-Based LTI Earned	Annual Bonus Earned	Total
Justin Jude	2024	$107,226	$263,788	$371,014
	2023	$735,000	$579,341	$1,314,341
	2022	$602,700	$713,367	$1,316,067
Dominick Zarcone	2024	$405,720	$377,850	$783,570
	2023	$2,940,000	$2,193,411	$5,133,411
	2022	$2,152,500	$2,362,781	$4,515,281
Rick Galloway	2024	$46,493	$116,002	$162,495
	2023	$328,692	$479,019	$807,711
	2022	$259,161	$376,417	$635,578
Andy Hamilton	2024	$21,088	$263,971	$285,059

Matt McKay	2024	$66,654	$71,290	$137,944
	2023	$393,750	$393,316	$787,066
	2022	$154,980	$443,751	$598,731
John Meyne	2024	$31,406	$66,312	$97,718

(4)    The amounts include Company matching contributions under retirement plans, payment of life insurance, disability insurance, accidental death or disability insurance premiums, and other miscellaneous compensation related payments.

Name	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums	Other		Total
Justin Jude	$67,957	$2,871	$7,633	$—		$78,461
Dominick Zarcone	$139,174	$21,322	$9,564	$—		$170,060
Rick Galloway	$52,656	$2,309	$7,021	$—		$61,986
Andy Hamilton	$422	$—	$—	$100,214	(a)	$100,636
Matthew McKay	$46,516	$2,414	$7,495	$—		$56,425
John Meyne	$38,936	$8,981	$6,729	$—		$54,646
(a)    Other compensation for Mr. Hamilton consists of reimbursement of (i) housing ($51,771), (ii) commuter allowance ($25,565), (iii) car allowance, and (iv) relocation expenses. Amounts included within the tables above and that follow for 2024 are translated from Great British Pound (GBP) or Swiss Francs (CHF) to U.S. Dollars at the 2024 average exchange rates.

Grants of Plan-Based Awards for Fiscal Year-End December 31, 2024

The following table sets forth information regarding plan-based awards granted by us to the named executive officers during the last fiscal year. All equity awards were granted under the Company's Equity Incentive Plan.

Name	Award Type	Board Approved Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			Grant Date Fair Value of Stock and Option Awards (4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Justin Jude	PSU-1	2/15/2024	2/23/2024	—	—	—	—	40,327	—	$2,100,033
	PSU-2	2/15/2024	2/23/2024	—	—	—	10,082	20,164	40,328	$1,050,042
	Annual Bonus			$575,956	$1,151,913	$2,303,825	—	—	—	—
	LTI			$525,000	$1,050,000	$2,100,000	—	—	—	—
Dominick Zarcone	PSU-1	2/15/2024	2/23/2024	—	—	—	—	62,650	—	$3,262,505
	PSU-2	2/15/2024	2/23/2024	—	—	—	24,364	48,728	97,456	$2,537,515
	Annual Bonus			$825,000	$1,650,000	$3,300,000	—	—	—	—
	LTI			$725,000	$1,450,000	$2,900,000	—	—	—	—
Rick Galloway	PSU-1	2/15/2024	2/23/2024	—	—	—	—	17,283	—	$900,014
	PSU-2	2/15/2024	2/23/2024	$—	$—	$—	4,321	8,642	17,284	450,033
	Annual Bonus			$253,279	$506,557	$1,013,115	—	—	—	—
	LTI			$225,000	$450,000	$900,000	—	—	—	—
Andy Hamilton	PSU-1	2/15/2024	2/23/2024	—	—	—	—	17,283	—	$900,014
	PSU-2	2/15/2024	2/23/2024	—	—	—	4,321	8,642	17,284	$450,033
	Annual Bonus			$192,372	$384,743	$769,487	—	—	—	—
	LTI			$225,000	$450,000	$900,000	—	—	—	—
Matthew McKay	PSU-1	2/15/2024	2/23/2024	—	—	—	—	16,131	—	840,023
	PSU-2	2/15/2024	2/23/2024	—	—	—	4,033	8,066	16,132	420,038
	Annual Bonus			$155,656	$311,311	$622,623	—	—	—	—
	LTI			$210,000	$420,000	$840,000	—	—	—	—
John Meyne	PSU-1	2/15/2024	2/23/2024	—	—	—	—	17,283	—	$900,014
	PSU-2	2/15/2024	2/23/2024	—	—	—	4,321	8,642	17,284	$450,033
	Annual Bonus			$180,000	$360,000	$720,000	—	—	—	—
	LTI			$225,000	$450,000	$900,000	—	—	—	—
(1)    The amounts shown related to the annual bonus awards represent payments that were possible for the 2024 annual performance period. The annual awards for 2024 were calculated as a percentage of salary earned during 2024 of the named executive officer. If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. The 2024 annual awards for our named executive officers have been earned and paid, and the actual amount earned by each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amounts shown related to our LTI represent potential payments after the completion of the three-year performance period ending December 31, 2026 (excluding the sustainability modifier). If the actual achievement is between these levels (between threshold and target or target and maximum), the payout is linearly interpolated. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(2)    The amounts shown for the PSU-1 award type represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year under our Equity Incentive Plan. PSU-1 awards only provide for a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(3)    In 2024, LKQ granted performance-based three-year equity awards (PSU-2s) under our Equity Incentive Plan. As these awards are performance-based, the exact number of shares to be paid may be zero or may range from 50% to 200% of the target number of shares, depending on the Company's performance and the achievement of certain performance metrics

(adjusted diluted EPS, three-year average organic parts & services revenue growth, and three-year average ROIC) over the three-year period ending December 31, 2026. The amounts shown represent the number of shares that may be paid out upon achievement of the threshold, target, and maximum performance levels. Payout for performance between levels will be linearly interpolated. See “Executive Compensation - Compensation Discussion and Analysis” for more information.
(4)    The amounts disclosed under the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information, please see Footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End December 31, 2024

The following table sets forth information regarding the status of equity awards held by the named executive officers at December 31, 2024.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)(3)
Justin Jude	53,181	$1,954,402	44,452	$1,633,611
Dominick Zarcone	113,227	$4,161,092	119,719	$4,399,673
Rick Galloway	32,227	$1,184,342	20,443	$751,280
Andy Hamilton	37,888	$1,392,384	20,048	$736,764
Matthew McKay	24,260	$891,555	18,765	$689,614
John Meyne	24,536	$901,698	17,284	$635,187
(1)    The stock awards include RSUs, PSU-1s and PSU-2s. PSU-1s generally vest in equal tranches on March 1 and September 1 over a three-year period on each six-month anniversary of the grant date based on continued service, provided that we achieve positive adjusted diluted EPS during any fiscal year period within five years following the grant date. Generally, no PSU-1s vest prior to achievement of positive adjusted diluted EPS, and, if positive adjusted diluted EPS is not achieved within the five years following grant, the PSU-1 is forfeited. The performance-based conditions for the PSU-1s granted in 2022, 2023 and 2024 were met, and all applicable PSU-1s that had previously met the time-based vesting condition vested immediately and the remaining PSU-1s will vest according to the remaining schedule of the time-based condition. These are reflected as time-based awards in the table above. We granted performance-based restricted stock units (PSU-2s) in 2022, 2023 and 2024. The exact number of shares to be paid out after completion of the performance period may be up to twice the grant amount. The following table sets forth the vesting schedule of the unvested number of RSUs, PSU-1s and PSU-2s for each named executive officer as of December 31, 2024, with the 2022 PSU-2s based on actual achievement of 27.6% of target for the performance period ended December 31, 2024 (which are reflected in the table above as time-based awards), and the 2023 and 2024 PSU-2s, for which the performance period has not yet ended, based on maximum potential achievement:

	2025	2026	2027	2028	Total
Justin Jude	30,275	20,312	47,046	—	97,633
Dominick Zarcone	72,368	52,685	107,893	—	232,946
Rick Galloway	18,399	13,311	20,960	—	52,670
Andy Hamilton	18,905	18,341	20,515	175	57,936
Matthew McKay	14,442	9,764	18,819	—	43,025
John Meyne	11,957	7,976	21,449	438	41,820
(2)    The amounts shown in these columns are based on the closing price ($36.75) of a share of our common stock on December 31, 2024, the last trading day of fiscal year 2024.
(3)    The amounts shown in these columns include shares subject to PSU-2s, with the numbers and values of such shares based on actual achievement for the 2022 PSU-2s, for which the performance period ended December 31, 2024, and maximum potential achievement for the PSU-2s granted in 2023 and 2024, for which the performance period has not yet ended.

Option Exercises and Stock Vested for Fiscal Year-End December 31, 2024

The following table sets forth information regarding the vesting of the named executive officers' RSUs, PSU-1s, and PSU-2s during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Justin Jude	34,534	$1,736,321
Dominick Zarcone	132,667	$6,682,552
Rick Galloway	18,805	$903,876
Andy Hamilton	17,719	$810,742
Matthew McKay	19,780	$991,338
John Meyne	4,585	$210,392
(1)    The amounts shown in this column are based on the closing price of our stock price on the applicable vesting date.

Pension Benefits

None of our named executive officers participated in or received benefits from a pension plan during the last fiscal year or in any prior year.

Nonqualified Deferred Compensation for Fiscal Year-End December 31, 2024

The following table sets forth information regarding the accounts of the named executive officers in the retirement plan that supplements our 401(k) plan. This supplemental plan is discussed beginning on page 36.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE (4)
Justin Jude	$221,049	$55,020	$475,113	$—	$4,530,379
Dominick Zarcone	$1,136,682	$126,237	$451,333	$(59,018)	$5,089,879
Rick Galloway	$154,810	$39,718	$78,681	$—	$680,515
Andy Hamilton	$—	$—	$—	$—	$—
Matthew McKay	$54,695	$33,579	$146,190	$—	$1,333,218
John Meyne	$368,468	$25,998	$196,970	$—	$3,249,617
(1)    These amounts represent contributions to the supplemental plan by the named executive officers from their respective 2024 salaries, 2023 bonuses (paid in 2024), and Cash-Based LTI for the 2021-2023 program (paid in 2024) reported in the Summary Compensation Table under the columns entitled “Salary” (in 2024) and “Non-Equity Incentive Plan Compensation” (in 2023).
(2)    These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation” for fiscal year 2024. These amounts represent aggregate contributions to the supplemental plan by the Company for fiscal year 2024.
(3)    These amounts represent aggregate interest or other earnings accrued during fiscal year 2024, none of which were reported in the Summary Compensation Table.
(4)    These amounts represent money we owe the named executive officers for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Jude - $1,119,051; Mr. Zarcone - $3,046,962; Mr. Galloway - $267,230. Refer to page 36 for a description of the terms of the plan.

Potential Payments Upon Termination or Change in Control

Severance Policy

The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation and Human Capital Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason,” the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (based on the actual performance achieved, as applicable to other active participants), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Chief Financial Officer and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending cash long term incentive award (based on the actual performance achieved, as applicable to other active participants), (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding performance based restricted stock units and other restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.

The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.

For purposes of the Severance Policy and the Change of Control Agreements described below, “Cause” generally means the named executive officer’s (i) engagement in willful and continued failure to substantially perform his material duties with the Company; (ii) engagement in misconduct that is materially and demonstrably injurious to the Company; (iii) conviction of, or plea of no contest to, a felony, other crime of moral turpitude; or (iv) final non-appealable adjudication in a criminal or civil proceeding for fraud. For purposes of the Severance Policy and the Change of Control Agreements described below, “Good Reason” means (i) a substantial adverse change in the named executive officer’s title, position, offices, nature of his duties or responsibilities, or reporting relationship; (ii) reduction of the named executive officer’s base salary, bonus, or benefits; (iii) failure by the Company to pay the named executive officer material compensation or benefits when due including, without limitation, failure by the Company to pay any accrued benefits; (iv) the relocation of the named executive officer’s primary office to a location which is more than 40 miles; or (v) or any failure by a successor to the Company to assume the agreement or, in the case of the change of control agreements, assume any agreement with respect to the named executive officer’s outstanding equity awards.

Change of Control Agreements

The Change of Control Agreements with our executive officers provide certain severance payments and other benefits in the event the employment is terminated by the Company without "cause" or by the executive with "good reason" within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances). Each of our named executive officers is a party to a change in control agreement. Upon a qualifying termination, the employee will be entitled to receive payments and benefits that include the following:
•Payment of salary and other compensation accrued through the termination date;
•Payment of a pro rata annual bonus (in a lump-sum);
•A lump sum severance payment equal to two times the sum of the employee's (a) salary and (b) the greater of the employee's target annual bonus or average annual bonus over the preceding three years;
•If applicable, all unreimbursed relocation expenses;
•Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans for up to a period of 24 months;
•Outplacement services; and
•The employee's outstanding equity-based compensation awards will become vested and exercisable in full (in the case of performance-based awards, based on actual or assumed performance).

If the employee’s employment with the Company is terminated as a result of death or disability, the employee or his or her estate will be entitled to receive salary and other compensation accrued through the termination date and a pro rata annual bonus (in a lump-sum). If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.

The agreement also contains confidentiality obligations on the part of the employee that survive indefinitely and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.

Under the agreements, a “Change of Control” would include any of the following events:
•any “person,” as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;
•during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our Board; and
•a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a Change of Control of the Company, a Covered Executive who is a party to a Change of Control Agreement and who experiences a qualifying termination will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.

Other Change of Control Payments

Pursuant to the Company's Equity Incentive Plan, for equity awards, upon a Change of Control, if the acquiror assumes the awards on substantially the terms existing prior to the Change of Control, the vesting periods and/or conditions of the awards do not accelerate; if the acquiror does not assume the award or if the participant’s employment is terminated involuntarily or constructively within two years of the Change of Control, the awards will be deemed fully vested (for performance-based awards, the vesting will be based on the actual or assumed achievement of the performance goals as determined by the Compensation and Human Capital Committee). Pursuant to the terms of our Cash Incentive Plan, upon a Change of Control, participants remain eligible to receive payments in accordance with the terms of outstanding cash bonus awards subject to continued service, provided that the annual cash bonus awards will be calculated based on the better of actual achievement of the performance goals or the target achievement. In addition, if the acquiror does not assume the annual cash bonus awards or if the participant’s employment is terminated by the Company or an affiliate without "Cause" or by the participant for "Good Reasons", within two years of the Change of Control, the annual cash bonus awards will be deemed earned based on the better of actual achievement of the performance goals or the target achievement. For purposes of the Equity Incentive Plan and the Cash Incentive Plan, “Cause” generally means a termination (i) due to the willful and continued failure or refusal by the participant to substantially perform assigned duties (other than any such failure resulting from the participant’s disability), (ii) the participant’s dishonesty or theft, (iii) the participant’s violation of any obligations or duties under any employee agreement, or (iv) the participant’s gross negligence or willful misconduct. For purposes of the Equity Incentive Plan and the Cash Incentive Plan, “Good Reason” generally means (i) a substantial reduction in the participant’s aggregate level of compensation and benefits, (ii) a substantial reduction or diminution in the participant’s titles, responsibilities, or duties, (iii) a substantial detrimental change in the participant’s employment reporting relationship, or (iv) any relocation of the Participant’s principal place of business of 50 miles or more.

The following table summarizes the value of payments and benefits that our named executive officers who were employed as of December 31, 2024 would have received under the circumstances described in the table assuming the event occurred on December 31, 2024. The table excludes amounts that were fully-earned as of December 31, 2024, such as accrued but unpaid salary, earned annual bonus awards for the one-year performance period ended December 31, 2024, and earned Cash-Based long-term incentive awards and PSU-2s for the three year performance period ended December 31, 2024. Mr. Zarcone’s employment terminated on December 31, 2024, and he did not receive any severance benefits in connection with such termination.

	Involuntary Termination (1)(2)	Change of Control where LTI Awards are not Assumed or Continued (3)	Involuntary Termination in Connection with a Change of Control (1)	Death or Disability (4)
Justin Jude
Cash Severance (5)	$2,469,531	$—	$4,303,825	$3,292,307
Unvested and Accelerated Share-based Awards	1,383,895	1,877,668	1,877,668	1,877,668
PSU - 2 Awards (6)	—	741,027	741,027	1,044,141
Cash-Based Long-Term Incentive (7)	350,000	1,520,000	1,520,000	1,520,000
Medical and Dental Benefits (8)	23,181	—	30,908	—
Other Benefits and Perquisites (9)	7,500	—	7,500	—
Total	$4,234,107	$4,138,695	$8,480,928	$7,734,116
Rick Galloway
Cash Severance (5)	$1,691,577	$—	$2,413,115	$2,684,650
Unvested and Accelerated Share-based Awards	868,660	1,138,956	1,138,956	1,138,956
PSU - 2 Awards (6)	—	317,594	317,594	549,743
Cash-Based Long-Term Incentive (7)	150,000	810,000	810,000	810,000
Medical and Dental Benefits (8)	65,764	—	87,685	—
Other Benefits and Perquisites (9)	7,500	—	7,500	—
Total	$2,783,501	$2,266,550	$4,774,850	$5,183,349
Andy Hamilton
Cash Severance (5)	$990,486	$—	$2,053,393	$2,556,200
Unvested and Accelerated Share-based Awards	678,368	1,375,994	1,375,994	1,375,994
PSU - 2 Awards (6)	—	317,594	317,594	520,674
Cash-Based Long-Term Incentive (7)	150,000	747,837	747,837	747,837
Medical and Dental Benefits (8)	55,327	—	110,655	—
Other Benefits and Perquisites (9)	7,500	—	7,500	—
Total	$1,881,681	$2,441,425	$4,612,973	$5,200,705
Matt McKay
Cash Severance (5)	$943,534	$—	$1,982,006	$2,604,917
Unvested and Accelerated Share-based Awards	483,042	843,854	843,854	843,854
PSU - 2 Awards (6)	—	296,426	296,426	489,914
Cash-Based Long-Term Incentive (7)	140,000	720,000	720,000	720,000
Medical and Dental Benefits (8)	43,410	—	86,819	—
Other Benefits and Perquisites (9)	7,500	—	7,500	—
Total	$1,617,486	$1,860,280	$3,936,605	$4,658,685
John Meyne
Cash Severance (5)	$771,269	$—	$1,920,000	$2,144,666
Unvested and Accelerated Share-based Awards	439,420	901,698	901,698	901,698
PSU - 2 Awards (6)	—	317,594	317,594	317,594
Cash-Based Long-Term Incentive (7)	150,000	587,600	587,600	587,600
Medical and Dental Benefits (8)	31,177	—	62,355	—
Other Benefits and Perquisites (9)	7,500	—	7,500	—
Total	$1,399,366	$1,806,892	$3,796,747	$3,951,558
(1)    Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement).

(2)    The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 months in the case of our Chief Executive Officer and our Chief Financial Officer or 12 months in the case of all other Covered Executives). The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2024, $36.75) that would continue to vest during the Severance Period (18 months in the case of our Chief Executive Officer, our Chief Financial Officer or 12 months in the case of all other Covered Executives).
(3)    For the avoidance of doubt, all LTI is subject to “double trigger” vesting acceleration in the event of a change of control.
(4)    The amount shown for the Cash Severance payment represents the life insurance proceeds payable to the named executive officer’s beneficiaries pursuant to company-provided life insurance coverage in the event of death. In the event of disability each of the named executive officers would receive long-term disability payments equal to $30,000 per month until he reached the age of 65 pursuant to employer-funded long-term disability insurance coverage.
(5)    For description of what is included in the cash severance, see above on page 45.
(6)    The performance period for the PSU-2s granted in 2022 ended on December 31, 2024, and therefore these are not included in the table above. Pursuant to our Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, the PSU-2s granted in 2023 would be earned on December 31, 2025, which is during the assumed Severance Period for all named executive officers, but the PSU-2s granted in 2024 would not vest during the assumed Severance Period. Amounts presented above are based on projected performance as of December 31, 2024. Pursuant to the award agreement for the PSU-2s, upon Involuntary Termination without Cause Following a Change of Control or Change in Control where LTI Awards are not Assumed or Continued, vesting of the PSU-2s granted in 2023 and 2024 would accelerate based on projected performance as of December 31, 2024. Pursuant to the award agreement, upon termination due to death or Disability, vesting of the PSU-2s granted in 2023 and 2024 would accelerate at target.
(7)    The performance period for the Cash-Based Long-Term Incentives granted in 2022 ended on December 31, 2024, and therefore these are not included in the table above. Pursuant to the Severance Policy, upon Involuntary Termination without Cause, not related to a Change of Control, a pro-rated portion of each of the Cash-Based Long-Term Incentives granted in 2023 and 2024 would be earned, based on actual performance at the end of the performance period. Amounts presented above are based on projected performance as of December 31, 2024. Pursuant to the CIP, upon Involuntary Termination without Cause Following a Change of Control or Change in Control where LTIP Awards are not Assumed or Continued, each of the Cash-Based Long-Term Incentives granted in 2023 and 2024 would be earned at the greater of actual achievement or target. Amounts presented above are based on actual achievement as of December 31, 2024. Pursuant to the CIP, upon termination due to death or Disability, the Cash-Based Long-Term Incentives granted in 2023 and 2024 would be earned at target.
(8)    Medical and Dental Benefits reflect the lump sum payment to each named executive officer in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.
(9)    In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. While the amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, we have estimated the fees at $7,500.

Other than as described above or as set forth in the table above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median employee (excluding our President and Chief Executive Officer) and the annual total compensation of Justin Jude, our President and Chief Executive Officer (“CEO”) on December 31, 2024. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies utilized by other companies.

For 2024, the median of the annual total compensation of all our employees, other than our CEO, was $44,406; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,501,186. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 101 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.To identify the “median employee” from our employee population determined as of December 31, 2024, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for 2024. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques. We annualized the compensation for employees who began employment after the start of the year. For compensation paid to our non-U.S. employees, we applied the U.S. dollar yearly average currency exchange rate to the local currency to facilitate comparison of all employees in U.S. dollars.
2.For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing certain information, including information about the relationship between executive compensation actually paid (“CAP”) to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

Performance Measures Used for Linking Pay and Performance

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Each metric below is used for purposes of determining payouts under either our CIP or vesting of our PSU-2s. Please see the Compensation Discussion and Analysis for a description of these metrics, including how they are subject to pre-established adjustments, and how they are used in the Company’s executive compensation program.

Adjusted Diluted EPS
Organic Parts and Services Revenue Growth
Free Cash Flow
Return on Invested Capital
EBITDA Dollars
EBITDA Margin

Pay Versus Performance Table

Year	Summary Compensation Table Total for Current PEO(1)	Summary Compensation Table Total for Former PEO(1)	Compensation Actually Paid to Current PEO(2)	Compensation Actually Paid to Former PEO(2)	Average Summary Compensation Table Total for Other NEOs(3)	Average Compensation Actually Paid to Other NEOs(4)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($ mil.)(7)	Adjusted Diluted EPS (8)
							Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$4,501,186	$7,853,650	$2,841,681	$1,932,110	$2,175,653	$1,366,778	$111	$81	$693	$3.65
2023	—	12,189,021	—	10,962,088	3,402,781	3,111,223	140	105	938	3.98
2022	—	10,740,892	—	11,905,149	2,982,991	2,761,619	153	105	1,150	3.95
2021	—	9,445,636	—	17,406,173	3,049,150	5,627,834	169	142	1,092	3.94
2020	—	7,843,673	—	7,733,481	2,513,288	2,401,479	99	118	640	2.68
(1)    The amounts reported in these columns are the amounts of total compensation reported for our current President and Chief Executive Officer, Justin Jude, and our former President and Chief Executive Officer, Dominick Zarcone, for each corresponding year in the “Total” column of the applicable Summary Compensation Table (“SCT”).
(2)    CAP to our PEOs are computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for PEO

Year	Summary Compensation Table Total for PEO	Minus Summary Compensation Table Value of Equity Awards Granted to PEO	Plus Year-End Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at Year-End	Plus (Minus) Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at Year-End	Plus Fair Value at Vesting Date of Equity Awards Granted and Vested During the Year	Plus (Minus) Change in Fair Value from End of Prior Year to Vesting Date of Equity Awards Granted in Any Prior Year that Vested During the Year	Minus Fair Value at End of Prior Year of Equity Awards Granted in Any Prior Years that was Forfeited During the Year	PEO CAP*
2024 (Jude)	$4,501,186	$3,150,075	$2,295,633	$(509,388)	$0	$(295,675)	$0	$2,841,681
2024 (Zarcone)	$7,853,650	$5,800,020	$4,226,795	$(2,553,523)	$0	$(1,794,792)	$0	$1,932,110

*    The fair value of restricted stock units (RSUs) used to calculate CAP was based on LKQ’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of performance stock units (PSUs) used to calculate CAP was based on LKQ’s closing stock price on each valuation date and assumes estimated performance results as of the end of each reporting year for performance metrics and includes the cash value of accrued dividends.
(3)    For 2024, other NEOs are Mr. Galloway, Mr. Hamilton, Mr. Meyne, and Mr. McKay; for 2023, other NEOs are Mr. Galloway, Mr. Laroyia (former Executive Vice President, CEO and Managing Director of LKQ Europe), Mr. Jude, and Mr. Hanley (Senior Vice President, Development); for 2022, other NEOs are Mr. Galloway, Mr. Laroyia, Mr. Jude, Mr. Hanley, Mr. McKay, and Mr. Franz (former Senior Vice President, and CEO of LKQ Europe); for 2021 other NEOs are Mr. Laroyia, Mr. Franz, Mr. Jude, and Mr. Hanley; for 2020 other NEOs are Mr. Laroyia, Mr. Franz, Mr. Jude, and Mr. Hanley.
(4)    Average CAP to our other NEOs is computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for Other NEOs (averaged across Other NEOs)

Year	Summary Compensation Table Total for Other NEOs	Minus Summary Compensation Table Value of Equity Awards Granted to Other NEOs	Plus Year-End Fair Value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at Year-End	Plus (Minus) Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Outstanding and Unvested at Year-End	Plus Fair Value at Vesting Date of Equity Awards Granted and Vested During the Year	Plus (Minus) Change in Fair Value from End of Prior Year to Vesting Date of Equity Awards Granted in Any Prior Year that Vested During the Year	Minus Fair Value at End of Prior Year of Equity Awards Granted in Any Prior Years that was Forfeited During the Year	Other NEOs CAP*
2024	$2,175,653	$1,327,551	$967,459	$(326,293)	$0	$(122,492)	$0	$1,366,778
*    The fair value of restricted stock units (RSUs) used to calculate CAP was based on LKQ’s closing stock price on each valuation date and includes the cash value of accrued dividends. The fair value of performance stock units (PSUs) used to calculate CAP was based on LKQ’s closing stock price on each valuation date and assumes estimated performance results as of the end of each reporting year for performance metrics and includes the cash value of accrued dividends.
(5)    Represents the cumulative total shareholder return (TSR) of LKQ for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
(6)    Represents the cumulative total shareholder return (TSR) of the Dow Jones U.S. Auto Parts Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K, for an initial investment of $100 on December 31, 2019 through and including the end of the fiscal year for each row in the table.
(7)    Represents LKQ’s GAAP Net Income as reported in the Company’s Consolidated Statements of Income on Form 10-K for each fiscal year in the table.

(8)    Represents LKQ’s adjusted diluted EPS, subject to pre-established adjustments, which is the Company-selected measure. Refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of adjusted diluted EPS and the pre-established adjustments.

Relationship between Company TSR and Peer Group TSR and CAP and Company TSR

Description of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The cumulative TSR of the Company was $111, $140, $153, $169, and $99 for 2020-2024, 2020-2023, 2020-2022, 2020-2021, and 2020, respectively. The cumulative TSR of the Company’s Peer Group (the Dow Jones U.S. Auto Parts index) was $81, $105, $105, $142, and $118 for 2020-2024, 2020-2023, 2020-2022, 2020-2021, and 2020, respectively. Please see Note 5 and Note 6, above, for additional information related to the computation of cumulative Company TSR and Peer Group TSR, respectively. For 2020, the Company’s cumulative TSR was negative while that of the Peer Group was positive. For 2020-2021, 2020-2022 and 2020-2023, both the Company and the Peer Group cumulative TSR were positive and directionally aligned. For 2020-2024, the cumulative TSR of the Company was positive while that of the Peer Group was negative.

CAP and Cumulative Company TSR

CAP to our current PEO was $2,841,681 for 2024. CAP to our former PEO was $1,932,110, $10,962,088, $11,905,149, $17,406,173, and $7,733,481 for 2024, 2023, 2022, 2021, and 2020, respectively. The average CAP to the NEOs as a group (excluding the PEO(s) in the applicable year) was $1,366,778, $3,111,223, $2,761,619, $5,627,834, and $2,401,479 for 2024, 2023, 2022, 2021, and 2020, respectively. The cumulative TSR of the Company, assuming an initial fixed $100 investment was $111, $140, $153, $169, and $99 for 2020-2024, 2020-2023, 2020-2022, 2020-2021, and 2020, respectively. Please see the notes above for additional information related to the computation of CAP and cumulative Company TSR. CAP was generally directionally aligned with Company cumulative TSR. As Company cumulative TSR increased or decreased, CAP generally moved in the same direction.

CAP and GAAP Net Income

CAP to our current PEO was $2,841,681 for 2024. CAP to our former PEO was $1,932,110, $10,962,088, $11,905,149, $17,406,173, and $7,733,481 for 2024, 2023, 2022, 2021, and 2020, respectively. The average CAP to the NEOs as a group (excluding the PEO(s) in the applicable year) was $1,366,778, $3,111,223, $2,761,619, $5,627,834, and $2,401,479 for 2024, 2023, 2022, 2021, and 2020, respectively. The Company’s net income, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable fiscal year, was (in millions) $693, $938, $1,150, $1,092, and $640 for 2024, 2023, 2022, 2021, and 2020, respectively. CAP was generally directionally aligned with the Company’s net income. As Company net income increased or decreased, CAP generally moved in the same direction. CAP was not as sensitive to movements in net income as it was to movements in Company cumulative TSR, since a significant portion of executive compensation is paid in the form of stock.

CAP and Adjusted Diluted EPS

CAP to our current PEO was $2,841,681 for 2024. CAP to our former PEO was $1,932,110, $10,962,088, $11,905,149, $17,406,173, and $7,733,481 for 2024, 2023, 2022, 2021, and 2020, respectively. The average CAP to the NEOs as a group (excluding the PEO(s) in the applicable year) was $1,366,778, $3,111,223, $2,761,619, $5,627,834, and $2,401,479 for 2024,

2023, 2022, 2021, and 2020, respectively. The Company’s adjusted diluted EPS, as defined above, was $3.65, $3.98, $3.95, $3.94, and $2.68 for 2024, 2023, 2022, 2021, and 2020, respectively. Marked increases or decreases in the Company’s adjusted diluted EPS corresponded to a marked increase or decrease in CAP. CAP was not as sensitive to movements in adjusted diluted EPS as it was to movements in Company cumulative TSR, since a significant portion of executive is paid in the form of stock. Refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of adjusted diluted EPS.

OTHER INFORMATION

Principal Stockholders

The following table sets forth the following information based on the most recent information available to the Company, as of March 11, 2025, regarding the beneficial ownership of our common stock by:
•each person known by us to be the beneficial owner of more than 5% of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);
•each of our directors and named executive officers; and
•all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	30,240,597	11.7%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (4)	26,679,293	10.3%
Morgan Stanley, 1585 Broadway, New York, NY (5)	14,998,869	5.8%
Patrick Berard	16,567	*
Andrew Clarke	11,996	*
Meg Divitto	19,316	*
Sue Gove	1,117	*
Blythe McGarvie	27,589	*
John Mendel	19,509	*
James Metcalf	1,741	*
Jody Miller	30,059	*
Michael Powell	1,117	*
Guhan Subramanian	60,716	*
Xavier Urbain	15,606	*
Justin Jude	166,942	*
Dominick Zarcone (6)	276,891	*
Rick Galloway	33,035	*
Andy Hamilton	27,733	*
Matt McKay	76,351	*
John Meyne	7,245	*
All directors and executive officers as a group (21 persons) (7)	1,210,961	*
*    Represents less than 1% of our outstanding common stock.
(1)    Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 5846 Crossings Boulevard, Antioch, Tennessee 37013.
(2)    Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes.
(3)    Based solely on the Schedule 13G/A filed by The Vanguard Group on February 13, 2024. The Vanguard Group reported sole voting power over zero shares, shared voting power over 352,853 shares, sole dispositive power over 29,091,444 shares, and shared dispositive power over 1,149,153 shares.
(4)    Based solely on the Schedule 13G/A filed by BlackRock, Inc. on June 7, 2024. BlackRock, Inc. reported sole voting power over 24,477,327 shares, shared voting power over zero shares, sole dispositive power over 26,679,293 shares, and shared dispositive power over zero shares.
(5)    Based solely on the Schedule 13G/A filed by Morgan Stanley on November 7, 2024. Morgan Stanley reported sole voting power over zero shares, shared voting power over 14,015,358 shares, sole dispositive power over zero shares, and shared dispositive power over 14,498,972 shares.
(6)    Includes 1,600 shares owned by Mr. Zarcone's wife.
(7)    Includes 113,850 shares owned by a trust of which Mr. Hanley's wife is the grantor and beneficiary and 113,851 shares owned by a trust of which Mr. Hanley is the grantor and beneficiary.

Certain Transactions

Related Party Transactions Policy

We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party.

Solicitation of Proxies

Our Board of Directors is soliciting your proxy. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

Delivery of Proxy Materials to Households

Rules of the SEC permit us to use a method of delivery that is often referred to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2025 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2025 Proxy Statement and our 2024 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2025 Proxy Statement and our 2024 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 5846 Crossings Boulevard, Antioch, Tennessee 37013, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

Submitting Your Proposals for the 2026 Annual Meeting

According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2026 annual meeting of stockholders pursuant to Rule 14a-8, you must do so no later than November 25, 2025. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.

For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2026 annual meeting, our Bylaws require that in order for you to properly bring any business before any annual meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the one year anniversary of the previous year's meeting date. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, your notice, in order to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of the business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Your notice must include, among other things, your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals of business other than nominations for the election of directors, your notice must include a description of the business you want brought before the annual meeting, your reasons for conducting that business at the annual meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include with respect to each person nominated, among other things, the information required by Regulation 14A under the Exchange Act.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Under our proxy access bylaw, a stockholder (or group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement the greater of (i) two directors or (ii) 20% of the number of directors on our Board. Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to the Corporate Secretary of the Company within the time periods described above for presenting business, including nominees for the election of directors, at an annual meeting of the stockholders.

In order for a nominee to be considered for inclusion in our proxy statement for the 2026 annual meeting of stockholders, the Corporate Secretary must receive written notice of the nomination at our principal executive offices no earlier than January 7, 2026, and no later than February 6, 2026. The notice must contain the specific information required by our Bylaws.

In addition, in order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 annual meeting of stockholders, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Our Bylaws are included in the Company's filings on the SEC website at www.sec.gov.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2024 will be available to the stockholders of record as of the Record Date together with this Proxy Statement at: https://materials.proxyvote.com/501889.

An additional copy of our 2024 Annual Report may be obtained from our website, www.lkqcorp.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations Department (a) by mail at LKQ Corporation, 5846 Crossings Boulevard, Antioch, Tennessee 37013, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. Copies of exhibits to our 2024 Annual Report are available for a reasonable fee.

General

It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors
/s/ MATTHEW MCKAY
Matthew McKay
Senior Vice President - General Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/LKQ2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V65077-P26484	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Patrick Berard	☐	☐	☐

	1b. Andrew C. Clarke	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2 and 3.

	1c. Meg A. Divitto	☐	☐	☐			For	Against	Abstain

	1d. Sue Gove	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

	1e. Justin L. Jude	☐	☐	☐			☐	☐	☐

	1f. John W. Mendel	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.

	1g. James S. Metcalf	☐	☐	☐			☐	☐	☐

	1h. Jody G. Miller	☐	☐	☐		The Board of Directors makes NO RECOMMENDATION for proposal 4.

	1i. Michael Powell	☐	☐	☐

	1j. Guhan Subramanian	☐	☐	☐	4	Advisory vote on a shareholder proposal to give shareholders the ability to call for a special shareholder meeting at a 10% ownership threshold.	☐	☐	☐

	1k. Xavier Urbain	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V65077-P26484
LKQ CORPORATION
Annual Meeting of Stockholders
May 7, 2025 2:00 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Patrick Ferrell and Matthew McKay (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation (the "Company"). The undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/LKQ2025, on Wednesday, May 7, 2025 at 2:00 P.M. Central Time and all adjournments and postponements thereof. The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" proposals 2 and 3. The Board of Directors of the Company makes "NO RECOMMENDATION" for proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, "FOR" proposals 2 and 3, and "ABSTAIN" for proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side